EXHIBIT 10.1

AMENDING AGREEMENT TO TRANSACTION AGREEMENT

THIS AGREEMENT is made as of June 14, 2022

AMONG:

TILRAY BRANDS, INC., a corporation existing under the laws of the State of Delaware;

(“Tilray”)

- and -

HEXO CORP., a company existing under the laws of the Province of Ontario;

(“HEXO”);

- and -

HT INVESTMENTS MA LLC, a limited liability corporation existing under the laws of the State of Delaware

(“HTI” and collectively with Tilray and HEXO, the “Parties”).

All capitalized terms used in this amending agreement (this “Agreement”) but not defined herein shall have the meaning attributed to such terms in the Transaction Agreement.

RECITALS:

A.

On April 11, 2022, Tilray, HEXO and HTI (collectively, the “Parties”) entered into a transaction agreement (the “Transaction Agreement”), pursuant to which, among other things, HEXO and HTI agreed to amend the terms of certain senior secured convertible notes of HEXO due May 1, 2023 (as amended, the “Amended and Restated Note”);

B.

On April 11, 2022, the Parties entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which Tilray agreed to assume from HTI, and HTI agreed to assign, transfer and sell to Tilray all of its rights, title and interest under, the Amended and Restated Note; and

C.	The Parties wish to enter into this Agreement to amend certain provisions of the Transaction Agreement as contemplated herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby confirm, acknowledge and agree as follows:

1.	Section 1.1(76) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

““Outside Date” means August 1, 2022; subject to the right of any Party to extend the Outside Date in 30-day increments if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity; provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain any of the Regulatory Approvals is primarily the result of such Party’s wilful breach of this Agreement; and provided further that the Outside Date shall not be extended past November 30, 2022.”

2.	Section 2.2 of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

“Immediately following the entry of the Seller and the Company into the Amended and Restated Note on the Closing Date, the Seller shall sell and assign to the Purchaser, and the Purchaser agrees to purchase immediately following the Closing Time, the Amended and Restated Note (the “Purchased Note”) pursuant to the assignment and assumption agreement entered into by the Purchaser, the Seller and the Company in the form attached hereto as Schedule C (the “Assignment and Assumption Agreement”), subject to the satisfaction of the conditions set forth in the Assignment and Assumption Agreement, which Purchased Note shall immediately following such Note Assignment have a total principal amount outstanding equal to the sum of (i) the Outstanding Principal as of the Closing Date immediately prior to such Note Assignment, plus (ii) the accrued and unpaid interest as of the Closing Date immediately prior to such Note Assignment.”

3.	Section 2.3(1) of the Transaction Agreement is hereby amended by replacing “$0.54” with “CAD$0.40”.

4.	Section 4.1(3) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

“Minimum Liquidity. The Company shall maintain a cash balance in an amount equal to or greater than CAD$70,000,000 (after giving effect to a release of all conditions in any blocked accounts and restricted cash of the Company and its Subsidiaries and including net cash proceeds expected to be received from the Company’s captive D&O insurance policy).”

5.	Section 4.15(1) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees to use its best efforts to obtain the Requisite Shareholder Approval, as soon as reasonably practicable and in any event by no later than July 15, 2022. The Company will (i) give notice of, and conduct, a meeting of shareholders of the Company (the “Meeting”) to obtain the Requisite Shareholder Approval and (ii) prepare and deliver an information circular, form of proxy and other documents required by applicable Canadian Securities Laws (collectively, the “Proxy Statement”) to such persons and in such forms, as required by the Business Corporations Act (Ontario), the by-laws of the Company and Securities Laws, as applicable;”.

6.	Section 4.18(1) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

(1)At the Closing Time and thereafter for so long as the Purchased Note is outstanding or the Company is a “reporting issuer” within the meaning of Canadian Securities Laws or an issuer required to file reports under the 1934 Act:

“(a) the Board of Directors shall consist of nine (9) members (inclusive of any Purchaser nominees contemplated in Section 4.18(1)(b)) with the majority of such members being “independent” directors for purposes of applicable Securities Laws; and

(b) the Purchaser shall be entitled to nominate (and the Board of Directors will appoint and support re-election of such nominees) two (2) directors (the “Purchaser Nominees”) and shall have the right to one (1) observer (the “Purchaser Observer”) in respect of all Board of Director meetings, actions and activities.”

7.	Section 4.18(2) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

“Purchaser Nominees

(a)The Parties acknowledge that the initial Purchaser Nominees shall be Denise Faltischek and such other individual that the Purchaser may designate in its sole discretion, and that the Purchaser Nominees will be appointed to the Board of Directors immediately following the Closing.

(b)The Company shall, for so long as the Purchaser holds at least 1% of the Amended Note Securities held by the Purchaser upon consummation of the Note Assignment (on an as-converted to HEXO Shares basis), (i) recommend and reflect such recommendation in any management information circular relating to any meeting where directors of the Company are elected (or submit to shareholders by written consent, if applicable) that the Company Shareholders vote to elect the Purchaser Nominees to the Board of Directors for a term of office expiring at the closing of the subsequent annual meeting of the shareholders of the Company, and (ii) solicit proxies in favour of and otherwise support each Purchaser Nominee’s election, each in a manner no less favourable than the manner in which the Company supports its other nominees (the “Company Nominees”) for election to the Board of Directors. For any meeting of the Company Shareholders (or written consent in lieu of a meeting) for the election of members to the Board of Directors, the Company shall not nominate, in the aggregate, a number of nominees greater than nine (9), including, for greater certainty, the Purchaser Nominees.

(c)In the event that either Purchaser Nominee is not duly elected to the Board of Directors or shall cease to serve as a director of the Company, whether due to such Purchaser Nominee’s death, disability, resignation or removal (including failure to be elected by the Company Shareholders or being required to resign in accordance with any applicable majority voting policy), the Company shall cause the Board of Directors to appoint a Purchaser Nominee designated by the Purchaser to fill the vacancy so created.

(d)Each Purchaser Nominee shall be compensated for such Purchaser Nominee’s service on the Board of Directors and any committee thereof consistent with the Company’s policies for director compensation, provided that any employee of or party to a consulting arrangement with the Company or any of its Affiliates who serves as a Purchaser Nominee shall not be entitled to any salary or compensation from the Company for such Purchaser Nominee’s services. The Purchaser Nominees shall be reimbursed for all reasonable expenses related to their service on the Board of Directors consistent with the Company’s policies for director reimbursement.

(e)The Purchaser acknowledges that it will not provide, directly or indirectly, the Purchaser Nominees with any compensation for the Purchaser Nominees’ service on the Board of Directors or any committee thereof.

(f)It is acknowledged by the Purchaser that each Purchaser Nominee will, at the time of his or her nomination, and at all times while serving on the Board of Directors: (i) comply with all policies of the Company that are applicable to members of the Board of Directors; (ii) meet the qualification requirements to serve as a director under the Business Corporations Act (Ontario) and the rules of any stock exchange on which the Shares are then listed (including executing and filing a Personal Information Form with the TSX and the applicable CSA regulator); (iii) acknowledge and agree to be bound by this Agreement with respect to the obligations of the Purchaser Nominee; and (iv) maintain the required security clearances under the Cannabis Act (Canada) and the Cannabis Regulations, SOR/2018-144.

(g)The Company shall enter into an indemnification agreement with each Purchaser Nominee in a form substantially similar to the Company’s form of director indemnification agreement and shall indemnify and provide the Purchaser Nominees with director and officer insurance to the same extent it indemnifies and provides insurance for the other members of the Board of Directors pursuant to the constating documents of the Company, applicable Laws or otherwise.”

8.	Section 6.3 (11) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following:

“(11)The Company shall have a cash balance of not less than CAD$70,000,000 (after giving effect to a release of all conditions in any blocked accounts and restricted cash of the Company and its Subsidiaries and including net cash proceeds expected to be received from the Company’s captive D&O insurance policy.  The Purchaser shall have received a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form acceptable to the Purchaser.”

9.	Schedule A of the Transaction Agreement is hereby deleted in its entirety and replaced with the form of Amended and Restated Note attached to this Agreement as Schedule A.

10.	Schedule C of the Transaction Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Assignment and Assumption Agreement attached to this Agreement as Schedule B.

11.

Tilray hereby irrevocably waives any right or entitlement that may arise in favour of Tilray as a result of any non-compliance by HEXO with Section 4.1(3) of the Transaction Agreement for all periods prior to the date of this Amending Agreement for all purposes, including any right or entitlement to Tilray pursuant to Section 6.3(14) and Section 7.2 (1)(e) of the Transaction Agreement as a result of any such non-compliance prior to the date of this Amending Agreement, without acknowledgement or admission by HEXO as to the existence of any such non-compliance.

12.

Tilray agrees that HEXO shall be entitled to designate the insurance broker of its choice to establish D&O insurance coverage in lieu of the coverage afforded by HEXO’s captive cell structure, and that HEXO shall be entitled to proceed with the winding-down of such captive cell structure and the transfer of captive funds to HEXO’s unrestricted cash accounts in the manner and subject to the timing determined by HEXO in its entire discretion.

13.

Except for the amendments contemplated in this Agreement, no other amendments to the Transaction Agreement will be made by the parties pursuant to this Agreement, and the Transaction Agreement shall otherwise remain outstanding on identical terms and conditions.

14.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

15.

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the D elaware courts situated in Wilmington, Delaware and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

16.

This Agreement becomes effective only when executed by each of the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF Tilray, HEXO and HTI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TILRAY BRANDS, INC.

By: /s/ Carl Merton

Authorized Signing Officer

HEXO CORP.
By:	/s/ Mark Attanasio
Authorized Signing Officer

HT INVESTMENTS MA LLC
By:	/s/ Eric Helenek
Authorized Signing Officer

SCHEDULE A

FORM OF AMENDED AND RESTATED NOTE

HEXO Corp.

Amended and Restated Senior Secured Convertible Note due 2026

Certificate No.A-1

HEXO Corp., an Ontario, Canada corporation (the “Company”), for value received, promises to pay to HT Investments MA LLC (the “Initial Holder”), or its permitted registered assigns, the principal sum of [■] million dollars ($[■]) (such principal sum, collectively with all Capitalized Interest and direct and indirect costs incurred by the Holder in connection with the acquisition of this Note) (the “Principal Amount” or the “Maturity Principal Amount”) on May 1, 2026, and to pay any outstanding interest thereon, as provided in this Note, in each case as provided in and subject to the other provisions of this Note, including the earlier redemption or conversion of this Note.

This Note was originally issued pursuant to that certain Indenture, dated as of May 27, 2021 (the “Indenture”), between the Company and GLAS Trust Company LLC, as trustee, as supplemented and modified by an action of the Board of Directors (as defined below) on May 27, 2021 (the “Board Resolution”).   The terms of this Note include those stated in the Indenture, as supplemented and modified by the Board Resolution.  For the avoidance of doubt, any provisions herein that replace or amend any provision of the Indenture shall only apply to the extent of this Note, and any other provisions of the Indenture shall remain in full force and effect with respect to this Note and otherwise.

Additional provisions of this Note are set forth in the following pages to this Note entitled “HEXO Corp. – Senior Secured Convertible Note due 2026”, which form a part of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, HEXO Corp. has caused this instrument to be duly executed as of the date set forth below.

HEXO CORP.

Date: [●], 2022By:

Name:
Title:

HEXO CORP.

Date: [●], 2022By:

Name:

Title:

[The Remainder of This Page Intentionally Left Blank]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated as of [●], 2022

This is one of the Securities of the series designated therein referred to in the within mentioned indenture.

TMI TRUST COMPANY, AS TRUSTEE

Dated: [●], 2022	By:
Authorized Signatory

HEXO Corp.

Senior Secured Convertible Note due 2026

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by HEXO Corp., an Ontario, Canada corporation (the “Company”), and designated as its “Senior Secured Convertible Notes due 2026.”

This Note is subject to the terms of the Indenture.  Pursuant to the Board Resolution and Section 3.1 of the Indenture, notwithstanding anything to the contrary in this Note or the Indenture, to the extent that any provisions of this Note conflicts with any provisions of the Indenture, the provisions of this Note will control to the extent of such conflict.

Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture to the extent defined therein.

“Acceptance Notice” has the meaning set forth in Section 16.

“Adjusted EBITDA” means, for any fiscal quarter, the Adjusted EBITDA of the Company, calculated as: (i) total net income (loss); (ii) plus (minus) income taxes (recovery); (iii) plus (minus) finance expense (income); (iv) plus depreciation; (v) plus amortization; (vi) plus (minus) investment (gains) losses, including revaluation of financial instruments, share of loss from investment in joint ventures, adjustments on warrants and other financial derivatives, unrealized loss on investments, and foreign exchange gains and losses; (vii) plus (minus) fair value adjustments on inventory and biological assets; (viii) plus inventory write-downs and provisions; (ix) plus (minus) non-recurring transaction and restructuring costs; (x) plus impairments to any and all long-lived assets; (xi) plus all stock-based compensation; and (xii) plus any management or advisory fee paid by the Company to the Holder or any Affiliate thereof during the applicable quarter.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“ATM Program” means any at-the-market distribution program within the meaning of Part 9 of National Instrument 44-102—Shelf Distributions (and the equivalent or corresponding concept under U.S. securities laws) that the Company may implement from time to time by way one or more agreements with sales agents with respect thereto and under one or more prospectus supplements filed under one or more base shelf prospectuses.

“ATM Shares” means and all Common Shares issued from time to time by the Company pursuant to an ATM Program.

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if such Principal Amount then-outstanding is less than $1,000, then such outstanding Principal Amount.

“Average DDT Volume” has the meaning set forth in Section 8(F)(i).

“Bankruptcy Law” means Title 11, United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar U.S. federal or state, Canadian federal or provincial or non-U.S. or non-Canadian law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Board Resolution” has the meaning set forth in the cover page of this Note.

“Business Combination Event” has the meaning set forth in Section 10.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York or in Toronto, Ontario are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York or in Toronto, Ontario shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York or Toronto, Ontario are open for use by customers on such day.

“Canadian Securities Laws” means securities laws and the applicable rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the CSA in each of the provinces and territories of Canada.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with IFRS, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Capitalized Interest” has the meaning set forth in Section 4.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the Government of Canada, or (ii) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, respectively, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or Province of Canada or any political subdivision of any such state or Province or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or Canada or any State, Province or Territory thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $5,000,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Change of Control” means: (a) any event as a result of or following which any person or entity or group thereof “acting jointly or in concert” within the meaning of Canadian Securities Laws, other than the Holder or any Affiliates thereof, whether independently or acting jointly or in concert, and other than any Person(s) acting jointly or in concert with the Holder or any Affiliate thereof, acquires beneficial ownership or control or direction over an aggregate of more than fifty percent (50%) of the then outstanding votes attached to the shares of the Company, other than pursuant to any exercise of rights of the Holders provided for in Section 8; or (b) the sale or transfer of all or substantially all of the consolidated assets of the Company.

“Close of Business” means 5:00 p.m., Toronto time.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means, at any given time, the Holder (or such other Person appointed by the Holder, in such Person’s capacity as collateral agent for the Trustee, the Holder and each Other Holder, together with any successor thereto in such capacity.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Share Equivalents” means this Note and any options, restricted stock units or other security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Common Shares, and any option, warrant or other right to subscribe for, purchase or acquire Common Shares or any security convertible into Common Shares (disregarding any restrictions or limitations on the exercise of such rights).

“Common Shares” means the common shares of the Company without nominal or par value, subject to any adjustment in accordance with the provisions of Section 8(J).

“Common Shares Change Event” has the meaning set forth in Section 8(J)(i).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement

“Conversion Consideration” has the meaning set forth in Section 8(D)(i).

“Conversion Consideration Interest Shares” has the meaning set forth in Section 8(D)(i)(2).

“Conversion Consideration Interest Shares Notice” has the meaning set forth in Section 8(D)(ii).

“Conversion Consideration Shortfall Payment” has the meaning set forth in Section 8(D).

“Conversion Consideration Shortfall Payment Date” has the meaning set forth in Section 8(D).

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 8(C)(i) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means the number of Common Shares equal to US1,000 divided by the USD equivalent of CAD$0.40 as determined the day before execution per $1,000 Principal Amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 8; provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date. For the avoidance of doubt, conversion calculations are to be calculated by the Holder and not the Trustee. The Company shall be the initial conversion agent and not the Trustee.

“Conversion Settlement Date” has the meaning set forth in Section 8(D)(v).

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, Canada, any State, Province or Territory thereof or of any other country.

“Covering Price” has the meaning set forth in Section 8(D)(vi)(1).

“CSA” means, collectively, the securities commission or other securities regulatory authorities in each of the provinces and territories of Canada.

“Currency Due” has the meaning set forth in Section 17.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares on the Nasdaq Capital Market as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HEXO US <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Shares on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company).  The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any Event of Default and any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(A).

“Defaulted Amount” has the meaning set forth in Section 4(A).

“Defaulted Shares” has the meaning set forth in Section 8(D)(vi).

“Designated ELOC” means that certain equity line of credit program providing for the issuance by the Company from time to time of Common Shares pursuant to an equity purchase agreement between the Company and 2692106 Ontario Inc. in a form satisfactory to the Holder.

“Designated ELOC Common Shares” means any and all Common Shares issued from time to time by the Company under the Designated ELOC.

“Disclosure Letter” means the disclosure letter delivered to the Purchaser concurrently with the execution of this Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A)        matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B)        is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C)        is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“Distributed Securities” means any securities distributed or issued pursuant to a Distribution.

“Distribution” means any distribution or issuance by the Company of: (i) equity securities in the capital of the Company, (ii) rights, options or warrants to purchase equity securities in the capital of the Company, (iii) securities of any type that are, or may become, convertible or exchangeable into or exercisable for equity securities in the capital of the Company, (iv) debt securities of the Company; provided that, “Distribution” shall not include Excluded Issuances.

“DTC” means The Depository Trust Company.

“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equipment” means all “equipment” as defined in the UCC or the PPSA, as the case may be, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date and on each of the twenty (20) previous Trading Days: (A) the shares issuable upon conversion of this Note are Freely Tradable; (B) the Holder is not in possession of any material non-public information provided by or on behalf of the Company; (C) the Company is in compliance with Section 8(E)(i) and such shares will satisfy Section 8(E)(ii); (D) no public announcement of a pending, proposed or intended Fundamental Change has occurred that has not been abandoned, terminated or consummated; (E) the Daily VWAP per Common Share on The Nasdaq Capital Market is not less than three hundred and fifty percent (350%) of the Conversion Price (subject to proportionate adjustments for events of the type set forth in Section 8(G)(i)(1)); (F) the daily dollar trading volume (as reported on Bloomberg) of the Common Shares on The Nasdaq Capital Market is not less than ten million dollars ($10,000,000); and (G) no Default or Event of Default will have occurred or be continuing.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights, convertible debt, or other equity-linked securities or agreements of any kind for the issuance or sale, of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 11(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 11(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to the greater of: (A) one hundred fifteen percent (115%) of the then outstanding Principal Amount of this Note plus accrued and unpaid interest, if any; and (B) one hundred fifteen percent (115%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the date such notice is so delivered, (ii) the total then outstanding Principal Amount (expressed in thousands) of this Note plus accrued and unpaid interest, if any, and (iii) the greater of (x) the highest Daily VWAP per Common Share occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date such notice is so delivered and (y) the highest Daily VWAP per Common Share occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date the applicable Event of Default occurred. For the avoidance of doubt, any Event of Default Acceleration Amount will be calculated by the Holder and not the Trustee.

“Event of Default Additional Shares” means, with respect to the conversion of this Note (or any portion of this Note), an amount equal to the excess, if any, of (A) the Event of Default Conversion Rate applicable to such conversion over (B) the Conversion Rate that would otherwise apply to such conversion without giving effect to Section 8(I).  For the avoidance of doubt, the Event of Default Additional Shares cannot be a negative number.

“Event of Default Conversion Period” means, with respect to an Event of Default, the period beginning on, and including, the date such Event of Default occurs.

“Event of Default Conversion Price” means, with respect to the conversion of this Note (or any portion of this Note), the lesser of: (A) the Conversion Price that would be in effect immediately after the Close of Business on the Conversion Date for such conversion, without giving effect to Section 8(I); and (B) seventy five percent (75%) of the lowest Daily VWAP per Common Share during the ten (10) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

“Event of Default Conversion Rate” means, with respect to the conversion of this Note (or any portion of this Note), an amount (rounded to the nearest 1/10,000th of a Common Share (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default Conversion Price applicable to such conversion.

“Event of Default Notice” has the meaning set forth in Section 11(C).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Issuances” means (i) the distribution or issuance by the Company of equity securities of the Company upon exercise, conversion, exchange or vesting of options, restricted stock units or other convertible securities pursuant to equity-based compensation plans that have been previously-approved by the Company’s shareholders, in accordance with the terms of such plans, and (ii) the distribution or issuance by the Company of Designated ELOC Common Shares and/or ATM Shares.

“Expiration Date” has the meaning set forth in Section 8(G)(i)(5).

“Expiration Time” has the meaning set forth in Section 8(G)(i)(5).

“Floor Price” means any price which the TSX has indicated in writing that the Market Stock Payment Price may not be lower than.

“Forced Conversion” means the conversion of this Note pursuant to Section 8(F).

“Forced Conversion Additional Payment” has the meaning set forth in Section 5(D).

“Forced Conversion Additional Payment Date” has the meaning set forth in Section 5(D).

“Forced Conversion Notice” has the meaning set forth in Section 8(F).

“Forced Conversion Qualification Period” has the meaning set forth in Section 8(F).

“Freely Tradable” means, with respect to any Common Shares issued or issuable under this Note (whether upon conversion of this Note or otherwise), that (A) such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; or (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act, Canadian Securities Laws or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange and the TSX; and (C) no delisting or suspension by such Eligible Exchange or the TSX has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or the TSX or (y) the Company falling below the minimum listing maintenance requirements of such Eligible Exchange or the TSX.

“Fundamental Change” means any of the following events:

(A)a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) the Company or its Wholly Owned Subsidiaries, (y) the employee benefit plans of the Company or its Wholly Owned Subsidiaries, or (z) the Holder or any of its Affiliates (including any “group” including the Holder or any of its Affiliates), files any report with the Commission or the CSA indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Shares are exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Shares); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D)the Common Shares cease to be listed on any Eligible Exchange or the TSX.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); (y) if any transaction or event described in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) occurs, after which the Company remains in existence but has no remaining assets or liabilities, the subsequent approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company shall not constitute a separate Fundamental Change; and (z) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Redemption Date” means the date designated by the Holder for redemption of this Note in connection with a Fundamental Change, as provided in Section 7(F).

“Fundamental Change Base Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to the greater of: (A) one hundred five percent (105%) of the then outstanding Principal Amount of such Note (or portion thereof) to be so repurchased, plus any accrued and unpaid interest on this Note; and (B) one hundred five percent (105%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the effective date of such Fundamental Change, (ii) the Principal Amount of this Note to be repurchased upon a Repurchase

Upon Fundamental Change divided by $1,000, and (iii) the Fundamental Change Stock Price for such Fundamental Change. For the avoidance of doubt, any Fundamental Change Base Repurchase Price calculations are to be calculated by the Holder and not the Trustee.

“Fundamental Change Notice” has the meaning set forth in Section 7(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 7(B).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase this Note (or any portion of this Note) upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 7(D).

“Fundamental Change Stock Price” means, with respect to any Fundamental Change, the highest Daily VWAP per Common Share occurring during the thirty (30) consecutive VWAP Trading Days ending on, and including, the day immediately before the effective date of such Fundamental Change.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Independent Investigator” has the meaning set forth in Section 9(Z).

“Indenture” means that certain Indenture, dated as of May 27, 2021, between the Company and the Trustee.

“Initial Holder” has the meaning set forth in the cover page of this Note.

“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.

“Issue Date” means May 27, 2021.

“Judgment Currency” has the meaning set forth in Section 17.

“Last Reported Sale Price” of the Common Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are then listed.  If the Common Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per Common Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  If the Common Shares are not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per Common Share on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares.

“Market Stock Payment Price” means, with respect to any Forced Conversion Date or Fundamental Change Redemption Date, as applicable, an amount equal to eighty eight percent (88.0%) of the lesser of (i) the average of the Daily VWAPs during the five (5) VWAP Trading Day period ending on the VWAP Trading Day immediately prior to such Forced Conversion Date or Fundamental Change Redemption Date, as applicable, and (ii) the average of the Daily VWAPs during the fifteen (15) VWAP Trading Day period ending on the VWAP Trading Day immediately prior to such Forced Conversion Date or Fundamental Change Redemption Date, as applicable.

“Maturity Date” means May 1, 2026.

“Maturity Principal Amount” has the meaning set forth in the cover page of this Note.

“Minimum Volume” has the meaning set forth in Section 8(F)(i).

“Open of Business” means 9:00 a.m., Toronto time.

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Other Holder” means any person in whose name any Other Note is registered on the books of the Company.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note.

“Ownership Percentage” means, at any time, the direct and/or indirect ownership interest of the Holder and its Affiliates in the Company, expressed as a percentage, calculated in accordance with the following formula:

(A + B) / C

For purposes of the foregoing formula, the following definitions shall apply:

A is the aggregate number of Common Shares owned and/or controlled at the relevant time by the Holder and its Affiliates;

B is the aggregate number of Common Share Equivalents (on an as-converted to Common Share basis) owned and/or controlled at the relevant time by the Holder and its Affiliates, which, for greater certainty, includes the equivalent of any Common Shares issuable under this Note (whether upon conversion of this Note or otherwise) and any Common Shares issuable upon conversion of any outstanding convertible debt of the Company held by the Holder and its Affiliates at the relevant time, converted at a price as dictated by the debt, provided that if a conversion price is not stipulated, it is converted at the last closing price of the Common Shares on the TSX (or such other stock exchange on which the Company’s Common Shares trade at the relevant time); and

C is the aggregate number of issued and outstanding Common Shares and Common Share Equivalents (on an as-converted to Common Share basis) at such time.

“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States, Canada or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States, Canada or any other country.

“Permitted Asset Dispositions” means the proposed asset sales and intended use of proceeds from such asset sales as are described in Section 1 of the Disclosure Letter.

“Permitted Indebtedness” means: (A) Indebtedness evidenced by (i) this Note or (ii) the Other Notes provided that: (1) such Indebtedness under the Other Notes does not exceed $50,000,000, (2) such Other Notes are issued on or prior to the date which is six months following the date hereof and (3) such Other Notes are issued to the Holder or any Affiliate of the Holder; (B) Indebtedness actually disclosed pursuant to the Transaction Agreement as of the date of the Transaction Agreement, including, for greater certainty, the unsecured convertible debentures of the Company issued and outstanding as of the date of the Transaction Agreement; (C) Indebtedness outstanding at any time secured by a Lien described in clause (G) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness or in the form of purchase money Indebtedness (whether in the form of a loan or a lease) used solely to acquire equipment used in the ordinary course of business and secured only by such equipment and sale and insurance proceeds in respect thereof; provided that the total amount of Permitted Indebtedness described in this clause (C) may not exceed one million dollars ($1,000,000) in the aggregate; (D) Indebtedness to trade creditors or in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments incurred in the ordinary course of business; (E) Indebtedness of the Company or a Subsidiary to another Wholly Owned Subsidiary or the Company or Indebtedness pursuant to a Permitted Investment; (F) Subordinated Indebtedness of the Company; (G) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary and actually or deemed to be disclosed pursuant to the Transaction Agreement as of the date of the Transaction Agreement or in an aggregate amount not to exceed one hundred thousand dollars ($100,000) at any time outstanding; (H) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (K); (I) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), in each case, incurred in the ordinary course of business and to the extent such Indebtedness does not exceed one million dollars ($1,000,000) in the aggregate at any time outstanding; (J) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Indebtedness existing or arising under any hedge agreement that is obtained by the Company to provide protection against fluctuations in currency exchange rates, provided, however, that such obligations are (or were) entered into by the Company or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (K) extensions, refinancings and renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of this Note), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be, and such extended, refinanced or renewed Permitted Indebtedness is not secured, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation earlier than one hundred eighty-one (181) days following the Maturity Date.

“Permitted Intellectual Property Licenses” means Intellectual Property (A) licenses in existence at the Issue Date, including those listed on the Schedules to the Security Agreement, and (B) non-perpetual licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during an Event of Default or continuance of a Default.

“Permitted Investment” means: (A) Investments actually disclosed pursuant to the Transaction Agreement, as in effect as of the Issue Date, including, for greater certainty, the Company’s Investments in Truss Limited Partnership, Truss CBD USA LLC, Keystone Isolation Technologies Inc., Keystone Isolation Technologies USA LLC and Belleville Complex Inc.; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof or Canada or any Province or Territory thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States or any Canadian Schedule 1 chartered bank with assets of at least $5,000,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary; (F) Investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and

(ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed $250,000 at any time; (G) Investments in Wholly Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; (I) acquisitions by the Company or any of its Wholly Owned Subsidiaries of all, or substantially all, of the assets of another Person or equity interests in another Person where the Company would hold a majority of the equity interests in such Person following the acquisition, including, for greater certainty, potential acquisitions actually or deemed to be disclosed pursuant to the Transaction Agreement, provided that no such acquisition where there is cash consideration which, together with the cash consideration for all previous Permitted Investments pursuant to this clause (I), exceeds $20,000,000 will be a “Permitted Investment” unless the Company has obtained the prior written consent of the Initial Holder (for so long as it or one or more of its Affiliates is the Holder) for the acquisition, and provided further that no such acquisition will be a “Permitted Investment” if, after giving effect to such acquisition, any Default or Event of Default would exist hereunder; (J) Investments in any Person which is a Permitted Investment under clauses (A) or (I) which is a joint venture with an arm’s length third party, where the failure to complete the Investment would result in the Company breaching or otherwise being in default under the terms of any shareholder, limited partnership, joint venture or similar agreement with such third party in respect of such Permitted Investment, provided that no such Investment which, together with the amount for all previous Permitted Investments pursuant to this clause (J), exceeds $30,000,000 will be a “Permitted Investment” unless the Company has obtained the prior written consent of the Initial Holder (for so long as it or one or more of its Affiliates is the Holder) for the acquisition, and provided further that no such Investment will be a “Permitted Investment” if, after giving effect to such Investment, any Default or Event of Default would exist hereunder; (L) Investments consisting of deposit accounts in which the Collateral Agent has received a deposit account control agreement in accordance with the Security Agreement; and (M) additional Investments that do not exceed one hundred thousand dollars ($100,000) in the aggregate in any twelve (12) month period.

“Permitted Liens” means any and all of the following: (A) Liens in favor of Holder or the Collateral Agent; (B) Liens actually or deemed to be disclosed pursuant to the Transaction Agreement, as in effect as of the Issue Date; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with IFRS; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business, either not delinquent for a period of more than 30 days or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with IFRS; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with Capital Leases securing Indebtedness permitted in clause (C) of “Permitted Indebtedness”; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (M) Liens on Cash or Cash Equivalents securing obligations permitted under clause (D) and (G) of the definition of Permitted Indebtedness; (N) Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business; (O) securities to public utilities or to any municipalities or governmental authorities or other public authority when required by the utility, municipality or governmental authorities or other public authority in connection with the supply of services or utilities to the Company or its Subsidiaries; (P) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by the occupant or the purpose for which they may be held; (Q) Liens granted by the Company or any Subsidiary to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties; (R) the reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants of real or immoveable property; (S) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held; (T) applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held; (U) Liens or escrow arrangements with respect to cash deposits lodged in connection with a Permitted Investment; (V) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (C) through (U) above (other than any Indebtedness repaid with the proceeds of this Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Self-Insurance” means, collectively: (a) a D&O liability insurance policy affording direct coverage of the directors and officers of the Company and its Subsidiaries (i.e. a side A policy); (b) a D&O liability insurance policy that reimburses the Company and its

Subsidiaries for their indemnification obligations to their officers and directors (i.e. a side B policy); and (c) a D&O liability insurance policy affording coverage of the Company and its Subsidiaries for securities claims (i.e. a side C policy), as in effect as of the Issue Date, and subject to such adjustments in terms of premiums and capitalization as required or recommended from time to time by the Company’s broker for such self-insurance arrangements.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC or the PPSA, as the case may be) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly-Owned Subsidiaries under clause (H) of Permitted Investments; and (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any fiscal year.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Property Security Act (Ontario) as the same is, from time to time, in effect, or any other relevant personal property security statutes, rules and regulations in Canada or any Province or Territory thereof that apply in any particular circumstance.

“Pre-Emptive Right” has the meaning set forth in Section 8(L)(i).

“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction pursuant to Section 8(A) through (K), inclusive.

“Reference Property” has the meaning set forth in Section 8(J)(i).

“Reference Property Unit” has the meaning set forth in Section 8(J)(i).

“Repayment Price” means an amount in cash equal to one hundred ten percent (110%) of the amount then being repaid or redeemed.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 7.

“ROFR Notice” has the meaning set forth in Section 16.

“ROFR Notice Period” has the meaning set forth in Section 16.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded.  If the Common Shares are not so listed or traded, then “Scheduled Trading day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means, collectively, each Security Agreement, dated as of May 27, 2021, between the Company and/or its Wholly Owned Subsidiaries and the Collateral Agent.

“Security Document”, subject to Section 9(FF) has the meaning set forth in the Security Agreement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Spin-Off” has the meaning set forth in Section 8(G)(i)(3)(b).

“Spin-Off Valuation Period” has the meaning set forth in Section 8(G)(i)(3)(b).

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Holder and the applicable lender in amounts and on terms and conditions satisfactory to the Holder in its sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Corporation” has the meaning set forth in Section 10(A).

“Successor Person” has the meaning set forth in Section 8(J)(i).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8(G)(i)(5).

“Top Up Distributed Securities” means any securities distributed or issued pursuant to a Top-Up Distribution.

“Top-Up Distribution” means an Excluded Issuance, but excluding from the definition of Excluded Issuances, Common Shares issuable by way of dividend to all existing shareholders of the Company.

“Top-Up Notice” has the meaning set forth in Section 8(L)(ii).

“Top-Up Right” has the meaning set forth in Section 8(L)(i).

“Top-Up Right Subscription Notice” has the meaning set forth in Section 8(L)(iii).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or the Canadian Intellectual Property Office or in any similar office or agency of the United States, Canada, any State, Province or Territory thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded; and (B) there is no Market Disruption Event.  If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Agreement” means that certain Transaction Agreement, dated as of April 11, 2022, between the Company, Tilray Brands, Inc. and HT Investments MA LLC, as amended from time to time.

“Transaction Documents” has the meaning set forth in the Transaction Agreement.

“Truss CBD USA” means Truss CBD USA LLC, a Colorado limited liability company.

“Trustee” means TMI Trust Company, as the successor to GLAS Trust Company LLC, in its capacity as trustee under the Indenture.

“TSX” means the Toronto Stock Exchange.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“Unrestricted Cash” means, at any time in respect of the Company, cash denominated in CAD$ or $ at a bank and credited to a bank account in the name of the Company with an account bank satisfactory to the Holder, and to which the Company is the sole beneficiary thereof, provided that: (A) such cash is repayable on demand; (B) the repayment of such cash is not contingent on the prior discharge of any Indebtedness of any Person whatsoever or on the satisfaction of any other condition; (C) there is no Lien over such cash or account (other than a Lien in favour of the Holder); and (D) such cash is freely and immediately available to the Company.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by written notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded.  If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Registered Form.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Interest; Maturity Date Payment; Defaulted Amounts.

Interest.  Interest shall accrue on the Principal Amount from the date hereof, as well as on all overdue amounts outstanding in respect of interest, costs or other fees, expenses or amounts payable hereunder, at the fixed rate of five percent (5%) per annum, calculated daily, and be payable by the Company to the Holder semi-annually on the last Business Day of each June and December (commencing June, 2022) (each, an “Interest Payment Date”), as well as on maturity, default and judgment.  During the period commencing on the date hereof and ending one year thereafter, the Company shall pay such interest in cash.  Thereafter, until the Maturity Date, in the event that the Company is not in compliance with Section 9(M) as of any Interest Payment Date, the Company shall be entitled to elect to add the amount of the interest to the Principal Amount on each such Interest Payment Date (the “Capitalized Interest”).  Unless the Principal Amount and the Capitalized Interest have previously been converted pursuant to Section 8, on the Maturity Date, the Company shall pay the Capitalized Interest by way of Conversion Consideration in accordance with Section 8.

Maturity Date Payment.  On the Maturity Date, the Company will pay the Holder an amount in cash equal to the Repayment Price for all of then-outstanding Principal Amount of this Note plus any accrued and unpaid interest on this Note.

Defaulted Amounts.  If (i) the Company fails to pay any amount payable on this Note on or before the due date therefor as provided in this Note, then, regardless of whether such failure constitutes an Event of Default, or (ii) a Default or Event of Default occurs (such amount payable or the Principal Amount outstanding as of such failure to pay or Default or Event of Default, as applicable, a “Defaulted Amount”) then in each case, to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to eighteen percent (18.0%), from, and including, such due date or the date of such Default or Event of Default, as applicable, to, but excluding, the date such failure to pay or Default is cured and all outstanding Default Interest under this Note has been paid, as applicable. Default Interest hereunder will be payable in arrears on the earlier of (i) the first day of each calendar month and (ii) the date such failure to pay or Default is cured, and will be computed on the basis of a 360-day year comprised of twelve 30-day months. For the avoidance of doubt, any such calculations are to be calculated by the Holder and not the Trustee.

Payment to the Holder.  Any funds to be delivered for payment to the Holder or any other third party shall be delivered by 10:00 a.m., Toronto time, on the relevant Redemption Date or any other Payment Date.

Note Provisions Control. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 4 will apply to the Note in lieu of Section 3.7 of the Indenture, and such Section 3.7 of the Indenture will be deemed to be replaced with this Section 4 to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Section 3.7 of the

Indenture not specifically addressed or amended by this Section 4 shall continue to apply and control.

Redemption of this Note; Other Additional Payments.

(A)Redemption Payments. Except with the prior written consent of the Holder (in its sole discretion) or pursuant to paragraph (C) of this Section 5, the Company shall not be entitled to redeem all or any portion of this Note.

(B)Forced Conversion Additional Payment.  In the event that a Forced Conversion occurs pursuant to Section 8(F) and the Daily VWAP per share of the Common Shares is less than three hundred fifty three percent (353%) of the Conversion Price for any five (5) VWAP Trading Days during the Forced Conversion Qualification Period, the Company shall, upon the Conversion Settlement Date for such conversion (the “Forced Conversion Additional Payment Date”), pay to the Holder an amount in cash equal to five percent (5%) of the Principal Amount outstanding immediately prior to such Forced Conversion (the “Forced Conversion Additional Payment”).  For the avoidance of doubt, any calculation of the Forced Conversion Additional Payment is to be calculated by the Holder and not the Trustee.

(C)The Company shall ensure that, if at any time after the date hereof, the Company or any Subsidiary of the Company (a) sells or otherwise disposes of any assets in one or more transactions (other than as part of a Permitted Asset Disposition) or (b) receives any insurance proceeds, the Company will promptly deliver written notice to the Holder and, if requested by the Lender in its sole discretion, shall pay or cause to be paid to the Lender (i) an amount equal to the proceeds of such sale, net of reasonable out-of-pocket selling costs required to be paid by the Company to any third party in connection with such sale or other disposal or (ii) such insurance proceeds (as the case may be), to be applied in repayment of the outstanding balance of the Principal Amount.

(D)Note Provisions Control. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 5 will apply to the Note in lieu of Article 10 of the Indenture, and such Article 10 of the Indenture will be deemed to be replaced with this Section 5 to the extent of such conflicts or inconsistencies, mutatis mutandis, and any provisions of Article 10 of the Indenture not specifically addressed or amended by this Section 5 shall continue to apply and control.

Method of Payment; When Payment Date is Not a Business Day.

(A)Method of Payment.  The Company will pay all cash amounts due under this Note by wire transfer of immediately available funds to the account or accounts specified by the Holder by written notice at least one (1) Business Day in advance of the date such amount is due.

(B)Delay of Payment when Payment Date is Not a Business Day.  If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

(C)Canadian Interest Act.  For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Note are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Note.

(D)Canadian Criminal Interest.  If any provision of this Note would oblige the Corporation to make any payment of interest or other amount payable to the Holder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Holder of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Holder of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), first by reducing the amount or rate of interest and thereafter by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(E)Note Provisions Control. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 6 will apply to the Note in lieu of Sections 3.7, 3.8, 9.1 and 9.5 of the Indenture, and such Sections 3.7, 3.8, 9.1 and 9.5 of the Indenture will be deemed to be replaced with this Section 6 to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Sections 3.7, 3.8, 9.1 and 9.5 of the Indenture not specifically addressed or amended by this Section 6 shall continue to apply and control.

Required Repurchase of Note upon a Fundamental Change.

(A)Repurchase Upon Fundamental Change.  Subject to the other terms of this Section 7, if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)Fundamental Change Repurchase Date.  The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 7(C); and (y) the effective date of such Fundamental Change.

(C)Fundamental Change Notice.  No later than the fifth (5th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder (with a copy to the Trustee, which may be delivered via email) a written notice thereof (the “Fundamental Change Notice”), stating the expected date such Fundamental Change will occur.

(D)Fundamental Change Repurchase Price.  The Fundamental Change Repurchase Price for this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus accrued and unpaid interest, if any, on this Note (or such portion of this Note) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change.

(E)Effect of Repurchase.  If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related

Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and Default Interest, if any, will cease to accrue on this Note (or such portion). For the avoidance of doubt, any calculation of a Fundamental Change Repurchase Price will be calculated by the Holder and not the Trustee.

(F)Fundamental Change Redemption.  Notwithstanding anything in this Section 7 to the contrary, at the Holder’s sole discretion following receipt of a Fundamental Change Notice, in lieu of receiving the Fundamental Change Repurchase Price (or any portion thereof), the Holder may, upon written notice to the Company (which may be delivered via email), require the Company to redeem this Note (or any portion of this Note in an Authorized Denomination) in exchange for a number of validly issued, fully paid and Freely Tradable Common Shares equal to the quotient (rounded up to the closest whole number) obtained by dividing the Fundamental Change Repurchase Price (or applicable portion thereof) by the Market Stock Payment Price. The Fundamental Change Redemption Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 7(C); and (y) the effective date of such Fundamental Change.  Any such Common Shares will be delivered by the Company to the Holder on or before the second (2nd) Business Day following a Fundamental Change Redemption Date.  Notwithstanding the foregoing, in the event that the Market Stock Payment Price is lower than the Floor Price on such Fundamental Change Redemption Date, (i) the Floor Price rather than the Market Stock Payment Price shall be used for purpose of calculating the number of Common Shares to be issued on such date pursuant to this Section 7(F) and (ii) the Company shall concurrently with the issuance of such shares also pay to the Holder an amount, in cash, equal to the product of (x) the number of shares by which the Common Shares issuable pursuant to this Section 7(F) was reduced as a result of the preceding clause (i), multiplied by (y) the Market Stock Payment Price.

(G)Note Provisions Control. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 7 will apply to the Note in lieu of Article 12 of the Indenture, and such Article 12 of the Indenture will be deemed to be replaced with this Section 7 to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Article 12 of the Indenture not specifically addressed or amended by this Section 7 shall continue to apply and control.

Conversion, Pre-Emptive Rights and Top-Up Rights.

(A)Right to Convert.

(i)Generally.  Subject to the provisions of this Section 8, the Holder may, at its option, convert this Note into Conversion Consideration.

(ii)Conversions in Part.  Subject to the terms of this Section 8, this Note may be converted in part, but only in an Authorized Denomination.  Provisions of this Section 8 applying to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note.

(iii)The Trustee.  The Trustee shall have no liability or responsibility for any conversion in connection with this Note or the actions or inactions of any party in connection with the conversion of this Note.

(B)When this Note May Be Converted.

(i)Generally.  The Holder may convert this Note at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity

Date.

(ii)Limitations and Closed Periods.  Notwithstanding anything to the contrary in this Section 8, if this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change pursuant to Section 7, then in no event may this Note (or such portion) be converted after the Close of Business on the Scheduled Trading Day immediately before the related Fundamental Change Repurchase Date; provided, that the limitations contained in this Section 8(B)(ii) shall no longer apply to this Note (or such applicable portion) if the applicable Fundamental Change Repurchase Price is not delivered on the Fundamental Change Repurchase Date in accordance with Section 6.

(C)Conversion Procedures.

(i)Generally.  To convert this Note, the Holder must (1) complete, manually sign and deliver to the Company, with a copy to the Trustee (which may be delivered via email), the conversion notice attached to this Note or a portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 8(C)(iii).  For the avoidance of doubt, the conversion notice may be delivered by e-mail in accordance with Section 14. If the Company fails to deliver, by the related Conversion Settlement Date, any Common Shares forming part of the Conversion Consideration of the conversion of this Note, the Holder, by notice to the Company, may rescind all or any portion of the corresponding conversion notice at any time until such Defaulted Shares are delivered.

(ii)Holder of Record of Conversion Shares.  The person in whose name any Common Shares are issuable upon conversion of this Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(iii)Taxes and Duties.  If the Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any Common Shares upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(D)Settlement upon Conversion.

(i)Generally.  The consideration (the “Conversion Consideration”) due in respect of each $1,000 Principal Amount of this Note to be converted will consist of the following:

(1)subject to Section 8(D)(iii), a number of Common Shares equal to the Conversion Rate in effect on the Conversion Date for such conversion; and

(2)cash in an amount equal to the aggregate accrued and unpaid interest, if any, on this Note to, but excluding, the Conversion Settlement Date for such conversion or, at the election of the Company, a number of validly issued, fully paid and Freely Tradable Common Shares equal to the quotient (rounded up to the closest whole number) obtained by dividing the aggregate accrued and unpaid interest, if any, on this Note to, but excluding, the Conversion Settlement Date by the Market Stock Payment Price (the “Conversion Consideration Interest Shares”).

(ii)Company’s Election to Convert Accrued Interest into Common Shares.  At least ten (10) Trading Days prior to a Conversion Date, the Company, if it desires to elect to convert accrued and unpaid interest on this Note into Conversion Consideration Interest Shares pursuant to Section 8(D)(i)(2), shall deliver to the Holder, with a copy to the Trustee (which may be delivered via email), a written notice of such election and certifying that the Equity Conditions are satisfied as of such date (a “Conversion Consideration Interest Shares Notice”) (and such election shall be irrevocable with respect to such interest and all subsequent conversions until the Company provides to the Holder at least ten (10) Trading Days written notice of its intent to terminate such election).  Failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay such accrued and unpaid interest, if any, in cash.  Notwithstanding anything herein to the contrary, the Company will not have the right to, and will not, make any conversion of accrued interest, if any, into Conversion Consideration Interest Shares if the Equity Conditions are not satisfied for each VWAP Trading Day occurring between the day of the delivery of the Conversion Consideration Interest Shares Notice and the applicable Conversion Settlement Date (and the Company shall certify in writing to the Holder on the applicable Conversion Settlement Date that the Equity Conditions have been satisfied during such period), and such conversion of accrued interest, if any, shall instead be paid in cash in accordance with Section 8(D)(i)(2), unless such failure of the Equity Conditions to be so satisfied is waived in writing by the Holder, which waiver may be granted or withheld by the Holder in its sole discretion.

(iii)Fractional Shares.  The total number of Common Shares due in respect of any conversion of this Note will be determined on the basis of the total Principal Amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of Common Shares is not a whole number, then such number will be rounded up to the nearest whole number.

(iv)Delivery of the Conversion Consideration.  The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of this Note to the Holder on or before the second (2nd) Business Day (or, if earlier, (x) the standard settlement period for the primary Eligible Exchange on which the Common Shares are traded or (y) the standard settlement period for the TSX) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

(v)Effect of Conversion.  If this Note is converted in full, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and Default Interest, if any, will cease to accrue on this Note and notice thereof (which may be delivered via email) shall be provided to the Trustee by the Holder.

(vi)Conversion Settlement Defaults.  If (x) the Company fails to deliver, by the related Conversion Settlement Date, any Common Shares (the “Defaulted Shares”) forming part of the Conversion Consideration of the conversion of this Note; and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Defaulted Shares) purchases any Common Shares (whether in the open market or otherwise) to cover any such Defaulted Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either:

(1)pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or

(2)promptly deliver, to the Holder, such Defaulted Shares in accordance with this Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Defaulted Shares; and (y) the Daily VWAP per Common Share on the Conversion Date relating to such conversion.

To exercise such right, the Holder must deliver notice of such exercise to the Company, specifying whether the Holder has elected clause (1) or (2) above to apply.  If the Holder has elected clause (1) to apply, then the Company’s obligation to deliver the Defaulted Shares in accordance with this Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (1).

(E)Reserve and Status of Common Shares Issued upon Conversion.

(i)Stock Reserve.  At all times when this Note is outstanding, the Company will reserve, out of its authorized but unissued and unreserved Common Shares, a number of Common Shares equal to the greater of (A) (x) the then outstanding Principal Amount, divided by (y) the Conversion Price then in effect and (B) two hundred percent (200%) of a fraction, the numerator of which shall be (x) the then outstanding Principal Amount plus an amount equal to all interest accruable on such outstanding Principal Amount through May 1, 2023, and the denominator of which shall be (y) the Market Stock Payment Price, for issuance upon the issuance of the Conversion Shares.

(ii)Status of Conversion Shares; Listing.  Each share of Common Shares delivered upon conversion of this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered).  If the Common Shares are then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Shares issued upon conversion of this Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(i)Transferability of Conversion Shares.  Any Common Shares issued upon conversion of this Note will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.

(F)Forced Conversion.

(i)Generally.  If (1) the Daily VWAP per Common Share is equal to, or exceeds, US$3.00  (as proportionately decreased or increased to reflect any adjustment to the Conversion Rate contemplated in this Note) on each of twenty (20) consecutive VWAP Trading Days beginning after the Issue Date (such twenty (20) consecutive VWAP Trading Day period being the “Forced Conversion Qualification Period”); and (2) the Equity Conditions are satisfied on each of such twenty (20) consecutive VWAP Trading Days, then, subject to the limitations on conversion contained in Section 8(K), the Company may provide written notice to the Holder electing to convert all or a portion of the Principal Amount of this Note on the Conversion Date into Conversion Consideration and certifying that the Equity Conditions have been satisfied on each of such VWAP Trading Days (the “Forced Conversion Notice”); provided that no Forced Conversion will be effected unless (x) the Daily VWAP per Common Share is equal to, or exceeds, US$3.00 (as proportionately decreased or increased to reflect any adjustment to the Conversion Rate contemplated in this Note) and (y) the Equity Conditions are satisfied, in the case of each of clauses (x) and (y), on each VWAP Trading Day from the date of such notice until the corresponding Conversion Consideration is delivered (and the Company shall certify in writing to the Holder on the date that such Conversion Consideration is delivered that the Equity Conditions have been satisfied during such period); and provided further, that the Company may deliver no more than one Forced Conversion Notice in any thirty (30) Trading Day period.

(ii)Effect of Forced Conversion.  A Forced Conversion will have the same effect as a conversion of the applicable outstanding Principal Amount of this Note effected at the Holder’s election pursuant to Section 8(A) with a Conversion Date occurring on the Business Day referred to in Section 8(F)(i) (for the avoidance of doubt, without the need for the Holder to deliver a conversion notice); provided, however, that the Company will not be obligated to deliver the Conversion Consideration until the Holder has complied, if applicable, with its obligations under Section 8(C)(iii).

(G)Adjustments to the Conversion Rate.

(i)Events Requiring an Adjustment to the Conversion Rate.  Subject to the prior approval of the TSX, the Conversion Rate will be adjusted from time to time as follows:

(1)Stock Dividends, Splits and Combinations.  If the Company issues solely Common Shares as a dividend or distribution on all or substantially all shares of the Common Shares, or if the Company effects a stock split or a stock combination of the Common Shares (in each case excluding an issuance solely pursuant to a Common Shares Change Event, as to which Section 8(J) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0

=the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0

=the number of Common Shares outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 8(G)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)Rights, Options and Warrants.  If the Company distributes, to all or substantially all holders of Common Shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 8(G)(i)(3)(a) and 8(G)(v) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=the number of Common Shares outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y

=a number of Common Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Common Shares actually delivered upon exercise of such rights, option or warrants.  To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 8(G)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Shares to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(3)Spin-Offs and Other Distributed Property.

Distributions Other than Spin-Offs.  If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Shares, excluding:

(v)dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 8(G)(i)(1) or Section 8(G)(i)(2);

(w)dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 8(G)(i)(4);

(x)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section

8(G)(v);

(y)Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 8(G)(i)(3)(b); and

(z)a distribution solely pursuant to a Common Shares Change Event, as to which Section 8(J) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV

=the fair market value (as determined by the Board of Directors in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per Common Share pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by this Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Shares, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of Common Shares equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

Spin-Offs.  If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Shares (other than solely pursuant to a Common Shares Change Event, as to which Section 8(J) will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV

=the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Shares in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per Common Share in such Spin-Off; and

SP	=the average of the Last Reported Sale Prices per Common Share for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 8(G)(i)(3)(b) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect.  If a Note is converted and the Conversion

Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 8(G)(i)(3)(b) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)Cash Dividends (Other than in the Ordinary Course) or Distributions.  If any cash dividend or distribution is made to all or substantially all holders of Common Shares, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=the Last Reported Sale Price per Common Share on the Trading Day immediately before such Ex-Dividend Date; and

D	=the cash amount distributed per Common Share in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by the Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Shares, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of Common Shares equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)Tender Offers or Exchange Offers.  If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per Common Share in such tender or exchange offer exceeds the Last Reported Sale Price per Common Share on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=the Conversion Rate in effect immediately after the Expiration Time;

AC

=the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for Common Shares purchased or exchanged in such tender or exchange offer;

OS0	=the number of Common Shares outstanding immediately before the Expiration Time (including all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=the number of Common Shares outstanding immediately after the Expiration Time (excluding all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP

=the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 8(G)(i)(5), except to the extent provided in the immediately following paragraph.  The adjustment to the Conversion Rate pursuant to this Section 8(G)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect.  If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)No Adjustments in Certain Cases.

(1)Where the Holder Participates in the Transaction or Event Without Conversion.  Notwithstanding anything to the contrary in Section 8(G)(i), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 8(G)(i) (other than a stock split or combination of the type set forth in Section 8(G)(i)(1) or a tender or exchange offer of the type set forth in Section 8(G)(i)(5)) if the Holder participates, at the same time and on the same terms as holders of Common Shares, and solely by virtue of being the Holder of this Note, in such transaction or event without having to convert this Note and as if the Holder held a number of Common Shares equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate Principal Amount (expressed in thousands) of this Note held by this Holder on such date. Any such participation will be subject to the prior approval of the TSX.

(2)Certain Events.  The Company will not adjust the Conversion Rate except as provided in Section 8(G), Section 8(H) or Section 8(I).  Without limiting the foregoing, the Company will not adjust the Conversion Rate on account of:

(a)the sale of Common Shares, even if the purchase price is less than the market price per share of the Common Shares or less than the Conversion Price;

the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any such plan;

the issuance of any Common Shares, restricted stock, or options or rights to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

the issuance of any Common Shares pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date (other than an adjustment pursuant to Section 8(G)(i)(3)(a) in connection with the separation of rights under the Company’s stockholder rights plan existing, if any, as of the Issue Date);

solely a change in the par value of the Common Shares; or

accrued and unpaid interest, if any, on this Note.

(iii)Adjustments Not Yet Effective.  Notwithstanding anything to the contrary in this Note, if:

(1)this Note is to be converted;

(2)the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 8(G)(i) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(3)the Conversion Consideration due upon such conversion includes any whole Common Shares; and

(4)such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date.  In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(iv)Conversion Rate Adjustments where the Converting Holder Participates in the Relevant Transaction or Event.  Notwithstanding anything to the contrary in this Note, if:

(1)a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 8(G)(i);

(2)a Note is to be converted;

(3)the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(4)the Conversion Consideration due upon such conversion includes any whole Common Shares based on a Conversion Rate that is adjusted for such dividend or distribution; and

(5)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 8(C)(ii)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the Common Shares issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such Common Shares had such shares been entitled to participate in such dividend or distribution.

(v)Stockholder Rights Plans.  If any Common Shares are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Note upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Shares at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 8(G)(i)(3)(a) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Shares, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(vi)Limitation on Effecting Transactions Resulting in Adjustments.  The Company will not engage in or be a party to any transaction or event that would (without respect to TSX's right to approve adjustments) require the Conversion Rate to be adjusted (x) pursuant to this Section 8(G) without the prior consent of the Holder, which the Holder may grant or withhold in its sole discretion or (y) pursuant to Section 8(H) or Section 8(I) to an amount that would result in the Conversion Price per Common Share being less than the par value per Common Share.

(vii)Equitable Adjustments to Prices.  Whenever any provision of this Note requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 8(G)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(viii)Calculation of Number of Outstanding Shares of Common Shares.  For purposes of this Section 8(G), the number of Common Shares outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares; and (ii) exclude Common Shares held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on Common Shares held in its treasury).

(ix)Calculations.  All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a Common Share (with 5/100,000ths rounded upward).

(x)Notice of Conversion Rate Adjustments.  Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 8(G)(i), the Company will promptly send notice to the Holder containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(H)Voluntary Adjustments.

(i)Generally.  To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion

Rate by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Shares or rights to purchase Common Shares as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Shares or any similar event; and (ii) such increase is irrevocable.  The Company and the Holder agree that any such voluntary adjustment to the Conversion Rate and any conversion of any portion of the Note based upon any such voluntary adjustment shall not constitute material non-public information with respect to the Company.

(ii)Notice of Voluntary Increases.  If the Board of Directors determines to increase the Conversion Rate pursuant to Section 8(H)(i), then, no later than the first Business Day following such determination, the Company will send notice to the Holder of such increase, the amount thereof and the period during which such increase will be in effect.

(I)Adjustments to the Conversion Rate in Connection with an Event of Default.  If an Event of Default occurs and the Conversion Date for the conversion of a Note occurs during the related Event of Default Conversion Period, then the Conversion Rate applicable to such conversion will be increased by a number of shares equal to the Event of Default Additional Shares.

(J)Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i)Generally.  If there occurs:

(1)recapitalization, reclassification or change of the Common Shares (other than (x) changes solely resulting from a subdivision or combination of the Common Shares, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2)consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)other similar event,

and, in each case, as a result of such occurrence, the Common Shares are converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Shares Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Shares would be entitled to receive on account of such Common Shares Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Shares Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of Common Shares in this Section 8 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (y) for purposes of Section 8(A), each reference to any number of Common Shares in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (z) for purposes of the definition of “Fundamental Change,” the term “Common Shares” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property.  For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per Common Share, by the holders of Common Shares.  The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Shares Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Shares Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth in this Section 8(J); (y) provides for subsequent adjustments to the Conversion Rate pursuant to Section 8(G), Section 8(H) and Section 8(I) in a manner consistent with this Section 8(J); and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 8(J).  If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii)Notice of Common Shares Change Events.  As soon as practicable after learning the anticipated or actual effective date of any Common Shares Change Event, the Company will provide written notice to the Holder of such Common Shares Change Event, including a brief description of such Common Shares Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of this Note.

(iii)Compliance Covenant.  The Company will not become a party to any Common Shares Change Event unless its terms are consistent with this Section 8(J).

(K)Pre-Emptive Right.

(i)In connection with any Distribution, the Holder shall have the right, but not the obligation (the “Pre-Emptive Right”), exercisable in accordance with Section

8(K)(iii), to directly, or indirectly through an Affiliate, subscribe for up to an aggregate number of Distributed Securities, on the same terms and conditions as all other participants in the Distribution (including the same price but, in each case, excluding any underwriting commissions and discounts, to the extent not payable by the Company in relation to the securities issued on the exercise of the Pre-Emptive Right, it being agreed that the Company shall use its commercially reasonable efforts to have such charges not apply to the Holder), mutatis mutandis, determined in accordance with the following formula:

A = B X C

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Distributed Securities for which the Holder has the right to subscribe pursuant to the Pre-Emptive Right, expressed as a positive number;
B

means the Ownership Percentage of the Holder, calculated as of immediately prior to the closing of the Distribution (for greater certainty, expressed for purposes of this formula as a number – e.g., 19.9% shall be expressed as 0.1999); and

C	means the aggregate number of Distributed Securities to be issued in connection with the Distribution, expressed as a positive number.

(ii)The Company shall deliver to the Holder a notice in writing, as soon as practicable following a determination by the Company to effect a Distribution and in no event less than 15 Business Days prior to closing of any proposed Distribution (a “Distribution Notice”), which Distribution Notice shall: (a) specify the total number and type of Distributed Securities which are being offered in the Distribution, to the extent known; (b) specify the rights, privileges, restrictions, terms and conditions of such Distributed Securities; (c) specify the price at which the Distributed Securities are being offered in the Distribution and any other material terms, to the extent known; (d) to the extent known, specify the maximum number of Distributed Securities for which the Holder has the right to subscribe pursuant to Section 8(K)(i) and the aggregate subscription price therefor; (e) specify the date (which shall not be less than 15 Business Days after the date on which the Distribution Notice is delivered) on which the Distribution is to be completed; (f) state the reasons for the issuance of the Distributed Securities; and (g) specify the resulting dilution to the Holder if pre-emptive rights are not exercised, to the extent known.

(iii)The Holder may elect to subscribe for up to such number of Distributable Securities as is calculated under Section 8(K)(i) by delivering a written subscription notice to the Company (the “Pre-Emptive Right Subscription Notice”) within five Business Days after receipt of a Distribution Notice pursuant to Section 8(K)(ii), setting out the number of Distributed Securities for which the Holder and/or its Affiliates wish to subscribe and the aggregate price therefor.

(iv)In the event that the Company expects to complete the applicable Distribution and the Holder has delivered a Pre-Emptive Right Subscription Notice, no later than two Business Days prior to the expected closing date thereof, the Company shall deliver a written notice to the Holder confirming: (a) the expected closing date thereof; and (b) the number of Distributed Securities allocated to the Holder and the aggregate subscription price therefor.  The Holder shall or shall cause, on or prior to the closing date of the Distribution, deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price for the Distributed Securities allocated to the Holder, and the Company shall issue, or shall cause the issuance of, such Distributed Securities as directed by the Holder to the Holder or an Affiliate of the Holder, concurrently with the closing of the Distribution and in any event no later than 60 days following closing of the Distribution.

(L)Top-Up Right.

(i)In connection with any Top-Up Distribution, the Holder shall have the right, but not the obligation (the “Top-Up Right”), exercisable in accordance with Section 8(L)(iii), to directly, or indirectly through an Affiliate, subscribe for up to an aggregate number of Top Up Distributed Shares on the same terms and conditions as all other participants in the Top-Up Distribution (including for any Top-Up Distribution (other than Designated ELOC Common Shares and/or ATM Shares), at the lower of (A) the same price as utilized in the Top-Up Distribution, and (B) the price at the end of the relevant quarter less the maximum discounted permitted by the rules of the TSX), mutatis mutandis, determined in accordance with the following formula:

A = [B / (1 – C)] – B

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Top-Up Distributed Securities for which the Holder has the right to subscribe pursuant to the Top-Up Right, expressed as a positive number;
B	means the aggregate number of Top-Up Distributed Securities issued in connection with the Top-Up Distribution expressed as a positive number; and
C

means the Ownership Percentage of the Holder, calculated as of immediately prior to the closing of the Top-Up Distribution (for greater certainty, expressed for purposes of this formula as a number – e.g., 19.9% shall be expressed as 0.1999).

(ii)Concurrently with and, in any event, no later than two Business Days following:

(1)the end of each of the Company’s fiscal quarters; or

(2)if the Holder's Ownership Percentage is reduced by more than 1% in the aggregate solely as a result of one or more Top-Up Distributions contemplated in Section 8(L)(i) that have been completed since the end of the most recent fiscal quarter, the closing of the most recent Top-Up Distribution; or

(3)if applicable securities laws (including Canadian Securities Laws) do not permit the exercise in full of the Top-Up Right until the passage of a prescribed period of time, the later of: (i) the time implied by (1) and (2) above; and (ii) 20 Business Days prior to the expiry of such prescribed period of time, as applicable, the Company shall deliver to the Holder a notice (“Top-Up Notice”), which Top-Up Notice shall: (A) specify the total number and type of Top-Up Distributable Securities which were issued in connection with the Top-Up Distribution; (B) specify the rights, privileges, restrictions, terms and conditions of such Top-Up Distributable Securities; (C) specify the price at which such Top-Up Distributable Securities were issued; (D) specify the maximum number of Top-Up Distributable Securities for which the Holder has the right to subscribe pursuant to Section 8(L)(i) and the aggregate subscription price therefor; (E) in the case of a Top-Up Distribution, state with reasonable supporting details the specific clause of the definition of “Top-Up Distribution” hereunder applicable thereto; and (F) specify the resulting dilution to the Holder if top-up rights are not exercised.

(iii)The Holder shall have the right, exercisable by the Holder within 90 days after receipt of a Top-Up Notice pursuant to Section 8(L)(ii), by delivering a subscription notice to the Company (the “Top-Up Right Subscription Notice”) setting out: (a) the number of Top-Up Distributable Securities for which the Holder and/or its Affiliates wish to subscribe; and (b) the desired closing date for the issuance of such Top-Up Distributable Securities (which date shall not be earlier than five Business Days after receipt by the Company of the Top-Up Right Subscription Notice and not earlier than, if applicable, the passage of the prescribed period of time referenced in Section 8(L)(ii)).

(iv)On or prior to the desired closing date for the issuance of the Top-Up Distributable Securities set out in the Top-Up Right Subscription Notice, The Holder shall deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price in respect of such Top-Up Distributable Securities, and the Company shall issue, or shall cause the issuance of, such Top-Up Distributable Securities as directed by the Holder to the Holder or an Affiliate of the Holder, on the desired closing date for such issuance as set out in the Top-Up Right Subscription Notice.

(v)For greater certainty, the provisions of paragraphs (i) to (iv) of this Section 8(L) shall apply to a Top-Up Distribution that is either a distribution or issuance of Designated ELOC Common Shares or ATM Shares, but except for the pricing provisions of paragraph (i), which shall not apply to a Top-Up Distribution that is either a distribution or issuance of Designated ELOC Common Shares or ATM Shares. With respect to any such Top-Up Distribution that is either a distribution or issuance of Designated ELOC Common Shares or ATM Shares, the relevant Top-Up Notice shall, in addition to such other details required to be included therein pursuant to paragraph (ii) of this Section 8(L), also specify the volume weighted average price of all Designated ELOC Common Shares or ATM Shares, as applicable, issued and sold by the Company during its last fiscal quarter and the Holder’s Top-Up Right with respect thereto shall be exercisable at a price per Common Share equal to the foregoing volume weighted average price of all Designated ELOC Common Shares or ATM Shares, as applicable, so issued during the quarter and as so stated in the Top-Up Notice.

(M)Required Approvals.

(i)In the event that the approval of the TSX, any governmental authority or other applicable stock exchange on which the Company's Common Shares are then listed, is required in connection with (1) any exercise by the Holder of the Pre-Emptive Right or the Top-Up Right, or (2) any issuance of securities by the Company to the Holder pursuant thereto, the Company shall use its best efforts to obtain any such approval as promptly as practicable.

Affirmative and Negative Covenants.

(A)Stay, Extension and Usury Laws.  To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that would prohibit or forgive the Company from paying all or any portion of the principal of the Note or may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B)Corporate Existence.  Subject to Section 10, the Company will cause to preserve and keep in full force and effect:

(i)its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and

(ii)the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such rights (charter and statutory), license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Company; and provided further, that any Subsidiary may merge into, amalgamate or consolidate with any other Subsidiary and any Subsidiary may liquidate or dissolve if all of its property passes to the Company or another Subsidiary.

(C)Ranking. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall rank senior to all other indebtedness of the Company.

(D)Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to without the prior written consent of the Holder: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness except for (i) by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion, and (ii) a refinancing of the entire amount of such Indebtedness which does not impose materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such refinancing, but with a maturity date which is later than one hundred eighty-one (181) days following the Maturity Date; or (c) amend or modify any documents or notes evidencing any Indebtedness in any manner which shortens the maturity date or any amortization, redemption or interest payment date thereof or otherwise imposes materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of Holder. The Company shall not and shall not permit any Subsidiary to incur any Indebtedness that would cause a breach or Default under the Notes or prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(E)Change of Control. The Company shall not be permitted to complete any Change of Control without the prior written consent of the Holder unless the price per share paid in connection with such Change of Control exceeds the Conversion Price at that time multiplied by 130% or, if such Change of Control consists of the sale of all or substantially all of the consolidated assets of the Company, the proceeds of such sale, if distributed to the shareholders of the Company, on a per share basis, exceeds the Conversion Price at that time multiplied by 130%, in which case the prior written consent of the Holder shall not be required.

(F)Consolidations, Conversions or Mergers. Except as permitted pursuant to Section 9(E), the Company shall not be permitted to do any of the following: (a) convert its status as a type of Person (e.g., corporation, limited liability company, partnership) or the jurisdiction in which it is organized, formed or created, unless it shall have provided thirty (30) days prior written notice to the Collateral Agent; (b) consummate a statutory division, merge or consolidate with or into, any Person; (c) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of any Subsidiary (taken as a whole) to or in favour of any Person other than another Subsidiary; or (d) liquidate, wind-up or dissolve any Subsidiary.

(G)No Prepayment of Notes. The Company will not be permitted to redeem or repay the Note prior to the Maturity Date without the prior written consent of the Holder.

(H)Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

(I)Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if (i) any Event of Default has occurred or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default.

(J)Distributions. The Company shall not, and shall not allow any Subsidiary to, without the Holder’s prior written consent, not to be unreasonably withheld (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest; provided further, that the Company or any Subsidiary may repurchase, receive via forfeiture, withhold or transfer any class of stock or other Equity Interest pursuant to a net exercise of an Equity Right or other convertible security to cover the payment of the exercise price or the payment of withholding taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company or repurchases of Common Shares, Equity Right or other convertible security upon an employee’s, contractor’s or consultant’s termination of services, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company, or (c) lend money to any employees, officers or directors (except as permitted under clause (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate.

(K) Asset Dispositions. The Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any of the assets of the Company or any of its Subsidiaries, without the prior written consent of the Holder, except for Permitted Asset Dispositions. In respect of any Permitted Asset Dispositions or any other disposition (including, without limitation, any potential sale or liquidation of the Company’s equity interest in Truss CBD USA), the Company shall apply the proceeds therefrom to pay down the outstanding balance of the Principal Amount if and to the extent required by the Holder (in its sole discretion).

(L)Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with IFRS.

(M)Minimum Liquidity. The Company shall at all times maintain Unrestricted Cash in an amount equal to or greater than $20,000,000, provided that if at any time the Company fails to maintain Unrestricted Cash in an amount equal to or greater than $20,000,000, the Company shall be entitled to cure such failure and shall not be in default of this covenant if it ensures, within 30 days thereafter, that the amount of its Unrestricted Cash is equal to or greater than $20,000,000, provided further that the Company shall be entitled to cure such default only one time during the term of this Note.

(N)Adjusted EBITDA. As of the last day of each three-month period starting with the three-month period ending April 30, 2023, the Company and its consolidated Subsidiaries shall have Adjusted EBITDA of not less than $1.00 for the three-month period ending on such day.

(O)Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto. For greater certainty, neither the Company nor its Subsidiaries shall be restricted from expanding their business through the introduction of new products, geographic expansion, or Permitted Investments as long as such expanded business is substantially related or incidental to the business conducted by the Company and each of its Subsidiaries on the Issue Date and is not in contravention of applicable law.

(P)Change in Structure. The Company shall not, and shall cause the Subsidiaries not to, amend, modify or restate any of its organizational documents in any manner that materially and adversely affects the Holder’s interests, and any amendment, modification or restatement of such organizational documents shall be made in good faith and for a bona fide business or corporate governance purpose.

(Q)Reporting Status. The Company shall timely file all reports required to be filed with the CSA and with the SEC pursuant to the Exchange Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose), and the Company shall not terminate its status as a “reporting issuer” in each of the provinces and territories of Canada within the meaning of Canadian Securities Laws or as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(R)Accounting Changes; Fiscal Year. The Company shall use reasonable commercial efforts to convert the accounting standards it uses to prepare its financial statements to generally accepted accounting standards used by public company issuers in the United Stated of America (i.e. U.S. GAAP) as at and for the financial year ended July 31, 2023, provided that the Company shall be required to have converted to U.S. GAAP for all reporting periods of the Company beginning August 1, 2023. Except as provided in the immediately preceding sentence, the Company shall not make any material change in accounting treatment or reporting practices (except as required by IFRS or GAAP, as applicable), or change its fiscal year.

(S)Annual Budget.  At least sixty (60) days prior to the commencement of each fiscal year of the Company, the Company shall deliver to the Holder the Company’s consolidated annual operating plans, operating and capital expenditure budgets and financial forecasts, and promptly following the preparation thereof, shall deliver to the Holder any updates to any of the foregoing from time to time prepared by management of the Company (such report, as amended, supplemented or otherwise modified, in each case, subject to the immediately following sentence, as approved by the board of directors of the Company, the “Annual Budget”). Each such Annual Budget, and any updates made thereto, shall be subject to the review and comment of the Holder.  The Company shall provide each proposed Annual Budget to the Holder for its review and comment not less than 10 Business Days prior to submitting such proposed Annual Budget to the board of directors of the Company and shall ensure that the Holder shall have had the opportunity to review and comment on any Annual Budget prior to submitting such proposed Annual Budget to the board of directors of the Company for its approval.  The Company shall operate its business and the business of its Subsidiaries in all material respects in accordance with the Annual Budgets,

(T)Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or material (as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except where the failure to do so would not, individually or in the aggregate, have a material effect on the Company and the Subsidiaries taken as a whole.

(U)Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Transaction Agreement) of the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect, except where the failure to do so would not, individually or in the aggregate, have a material effect on the Company and the Subsidiaries taken as a whole.

(V)Maintenance of Insurance. The Company shall, and the Company shall cause each of its Subsidiaries to, maintain or cause to be maintained, with responsible and reputable insurance companies or associations, insurance with respect to their respective properties (including all real properties leased or owned by it) and business against such liabilities, casualties, risks and contingencies and in such types and amounts and with deductibles as is required by any governmental authority having jurisdiction with respect thereto or as are customary in the case of persons engaged in the same or similar businesses and similarly situated. Notwithstanding the foregoing, the Company and its Subsidiaries shall be entitled to maintain or cause to be maintained the Permitted Self-Insurance.

(W)Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly Owned Subsidiaries), except (i) transactions for consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and (ii) transactions with any Permitted Investment which is a joint venture with an arm’s length third party disclosed pursuant to the Transaction Agreement as of the date of the Transaction Agreement where the failure to complete the transaction or series of related transactions would result in the Company breaching or otherwise being in default under the terms of any shareholder, limited partnership, joint venture or similar agreement with such third party in respect of such Permitted Investment.

(X)Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than the Notes and, subject to the conditions specified in paragraph (A)(ii) of the definition of “Permitted Indebtedness”, the Other Notes) or (ii) issue any other securities where it would cause a breach or Default under the Notes or that by their terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(Y)Share Purchases.  The Company shall not purchase, repurchase, redeem or otherwise acquire any Common Shares except with the prior written consent of the Holder.

(Z)Independent Investigation. At the request of the Holder at any time the Holder has determined in good faith that an Event of Default has occurred and is continuing but the Company has not timely agreed to such determination in writing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether such Event of Default has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Event of Default has occurred, the Independent Investigator shall notify the Company of such Event of Default and the Company shall deliver written notice to the Holder of such Event of Default. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, any of the Company’s officers, directors, key employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries; provided, that the Company’s chief executive officer and chief financial officer shall be invited to join any such discussion), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(AA)Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, Toronto time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 6-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company shall so indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 9(AA) shall limit any obligations of the Company, or any rights of the Holder, under the Transaction Agreement.

(BB)The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, the Holder will not have any obligations hereunder except those obligations expressly set forth herein (and in the Transaction Agreement) and the Holder is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Note and not as a fiduciary or agent of the Company. The Company agrees that it will not assert any claim against the Holder based on an alleged breach of fiduciary duty by the Holder in connection with the Note. Subject to the Holder’s compliance with applicable securities laws, the Company acknowledges that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that, subject to the Holder’s compliance with applicable securities laws, the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

(CC)The Company agrees that any Common Shares issued under this Note (whether upon conversion of this Note or otherwise), shall be, at the option of the Holder, either be (i) initially eligible for trading on an Eligible Exchange and bearing the Stock Exchange Official List identification code BMDCRJ4 or (ii) initially eligible for trading on the TSX and bearing Stock Exchange Daily Official List identification code BMDCRL6.

(DD)By no later than thirty (30) days following the Closing Date, the Company shall cause a title company reasonably acceptable to the Holder to issue a title insurance policy, in an amount of not less than two hundred ten million dollars ($210,000,000) and otherwise in form and substance reasonably satisfactory to the Holder, insuring that the Lien of the mortgage recorded against the Issuer’s property in Quebec, Canada, is for the benefit of the Holder and is senior to all Liens other than Permitted Liens.

(EE)Settlement of Litigation. The Company shall use best efforts to settle the litigation identified in Section 4.1(2) of the Disclosure Letter delivered in connection with the Transaction Agreement, such settlement to be on terms mutually agreeable to the Company and the Holder.

(FF)Truss CBD USA.  The Company shall ensure that on the earliest date subsequent to the date hereof upon which any Equity Interest in Truss CBD USA held by the Company or any of its Subsidiaries may be pledged in connection herewith, the Company and each of its Subsidiaries which owns any Equity Interest in Truss CBD USA shall grant a fully-perfected, first-ranking Lien over all the Equity Interests that the Company and/or such Subsidiary owns in Truss CBD USA pursuant to a securities pledge agreement, in form and substance satisfactory to the Holder. Such securities pledge agreement shall be deemed to be a “Security Document”. At the same time, the Company shall deliver or cause to be delivered to the Holder: (a) the original certificates representing such Equity Interests together with an executed blank stock power transfer form (in the case of shares) and such other evidence or instrument (in the case of any other Equity Interest), (b) legal opinions in form and substance satisfactory to the Holder, (c) any and all approvals and consents that may be required in connection with the granting of such Lien and (d) such other resolutions, certificates, instruments and other evidence that the Holder may require.

(GG)For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 9 will apply to the Note in lieu of Article 9 of the Indenture, and such Article 9 of the Indenture will be deemed to be replaced with this Section 9 to the extent of such conflicts or inconsistencies, mutatis mutandis, and any provisions of Article 9 of the Indenture not specifically addressed or amended by this Section 9 shall continue to apply and control.

Successors.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business

Combination Event”), unless:

(A)the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or the laws of Canada or any Province or Territory thereof that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this Note, in form and substance satisfactory to the Holder) all of the Company’s obligations under this Note; and

(B)immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will (a) succeed to, and may exercise every right and power of, the Company under this Note and (b) assume and be liable and responsible for all obligations of the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Defaults and Remedies

(A)Events of Default.  “Event of Default” means the occurrence of any of the following:

(i)a default in the payment when due of the Principal Amount, Maturity Principal Amount, Fundamental Change Repurchase Price, or Forced Conversion Additional Payment, of this Note;

(ii)a default for two (2) Business Days in the payment when due of interest on this Note;

(iii)a default in the Company’s obligation to convert this Note in accordance with Section 8(A) through (J), inclusive, upon the exercise of the conversion right with respect thereto or upon Forced Conversion;

(iv)a default in the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 7(C), and such default continues for three (3) Business Days;

(v)any failure to timely deliver an Event of Default Notice or a certification that the Equity Conditions have been satisfied or a materially false or inaccurate certification as to whether any Event of Default has occurred or that the Equity Conditions have been satisfied;

(vi)a default in any of the Company’s obligations or agreements under this Note or the Transaction Documents (in each case, other than a default set forth in clauses (i)-(v) or (vii)-(xvii) of this Section 11(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default can be cured, then such default will not be an Event of Default unless the Company has failed to cure such default within ten (10) days after the earlier of knowledge thereof by the Company or notice thereof from the Holder;

(vii)any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the Company or any of its Subsidiaries which are parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(viii)the Company fails to comply with any covenant set forth in Section 9(B), Section 9(D), Section 9(E), Section 9(F), Section 9(G) Section 9(H), Section 9(I), Section 9(J), Section 9(K), Section 9(N), Section 9(P),  Section 9(Q) or Section 9(S) of this Note;

(ix)at any time, this Note or any Common Shares issuable upon conversion of this Note are not Freely Tradable;

(x)the suspension from trading or failure of the Common Shares to be trading or listed on an Eligible Exchange or the TSX for a period of three (3) consecutive Trading Days;

(xi) (i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness having an individual principal amount in excess of at least two hundred and fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or (ii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, Indebtedness having an individual principal amount in excess of one hundred thousand dollars ($100,000) to become or be declared due prior to its stated maturity;

(xii)one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, would result in a judgment, order or award) for the payment of at least two hundred and fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of fifteen (15) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xiii)(A) the Company fails to timely file its interim reports on Form 6-K or its annual reports on Form 40-F with the Commission in the manner and within the time periods required by the Exchange Act and has not subsequently remedied such failure to timely file such reports), or (B) the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission due to any material misstatement in its financial statements, or (C) fails to comply in all material respects with its continuous disclosure obligations under applicable Canadian Securities Laws;

(xiv)any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xv)any material damage to, or loss, theft or destruction of, any Collateral (provided that any damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by five hundred thousand dollars ($500,000) or more shall be deemed to be material), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance would reasonably be expected to have a Material Adverse Effect (as defined in the Transaction Agreement). For clarity, an Event of Default under this Section 11(A)(xv) will not require any curtailment of revenue;

(xvi)the Company or any of its Significant Subsidiaries, except as provided in Section 11 of the Disclosure Letter, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)commences a voluntary case or proceeding;

(2)consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)consents to the appointment of a custodian of it or for any substantial part of its property;

(4)makes a general assignment for the benefit of its creditors;

(5)takes any comparable action under any analogous bankruptcy laws outside of the United States or Canada; or

(6)generally is not paying its debts as they become due,

(xvii)except as provided in Section 11 of the Disclosure Letter, a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4)grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law,

and, in each case under this Section 11(A)(xvii), such order or decree remains unstayed and in effect for at least thirty (30) days; or

(xviii)failure of the Company to deliver an Annual Budget at least 60 days prior to the commencement of each fiscal year of the Company to the Holder pursuant to Section 9(S).

For the avoidance of doubt, this Section 11(A) will apply to the Note in lieu of Section 5.1 of the Indenture, and such Section 5.1 of the Indenture will be deemed to be replaced with this Section 11(A), mutatis mutandis.

(B)Acceleration.

(i)Automatic Acceleration in Certain Circumstances.  If an Event of Default set forth in Section 11(A)(xvi) or (xvii) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then outstanding portion of the Maturity Principal Amount of, and all accrued and unpaid interest, if any, on, this Note will immediately become due and payable without any further action or notice by any Person.

(ii)Optional Acceleration.  If an Event of Default (other than an Event of Default set forth in Section 11(A)(xvi) or (xvii) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and has not been waived by the

Holder, then the Holder, by notice to the Company, may declare this Note (or any portion thereof) to become due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount.

(iii)Note Provisions Control. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 11(B) will apply to the Note in lieu of Section 5.2 of the Indenture, and such Section 5.2 of the Indenture will be deemed to be replaced with this Section 11(B) to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Section 5.2 of the Indenture not specifically addressed or amended by this Section 11(B) shall continue to apply and control.

(C)Notice of Events of Default.  Promptly, but in no event later than two (2) Business Days after an Event of Default, the Company will provide written notice (which may be delivered via email) of such Event of Default to the Holder and to the Trustee (an “Event of Default Notice”), which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) the date on which the Event of Default occurred and (iii) the date on which the Default underlying such Event of Default initially occurred, if different than the date on which the Event of Default occurred. For the avoidance of doubt, this Section 11(C) will apply to the Note in lieu of Section 6.1 of the Indenture, and such Section 6.1 of the Indenture will be deemed to be replaced with this Section 11(C), mutatis mutandis.

Ranking.

The indebtedness represented by this Note will constitute the senior secured obligations of the Company.

Replacement Notes.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company.  In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company and/or the Trustee, as applicable, to protect the Company and/or the Trustee from any loss that it may suffer if this Note is replaced. For the avoidance of doubt, this Section 13 will apply to the Note in lieu of Section 3.6 of the Indenture, and such Section 3.6 of the Indenture will be deemed to be replaced with this Section 13, mutatis mutandis.

Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

HEXO Corp.

120 Chemin de la rive
Gatineau, Quebec

J8M 1V2, Canada

Attention: General Counsel

Email address: roch.vaillancourt@hexo.com

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Tilray Brands, Inc.

655 Madison Avenue

19th Floor

New York, NY

10065

United States of America

Attention:Mitchell Gendel, Global General Counsel

Email:mitchell.gendel@tilray.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King St W

Toronto, ON

M5X 1E2

Canada

Attention: Russel Drew

Email: russel.drew@dlapiper.com

The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

The Trustee shall not be deemed to have any knowledge of any repayment, repurchase, conversion, default or any other event hereunder unless it has received written notice of such event.

Successors and Assigns.

All agreements of the Company in this Note will inure to the benefit of the Holder, its successors and assigns permitted hereby, except that the Holder may not assign or otherwise transfer any of their rights or obligations hereunder pursuant to Section 16 hereof, unless an Event of Default has occurred.

In the event of any assignment or transfer by the Initial Holder of this Note or any subsequent Holder(s) of this Note, in whole or in part, all of the successors and assigns thereof shall enjoy the rights under this Note and the agreements of the Company in this Note, and shall be subject to the obligations under this Note, on a pro rata basis based on the Principal Amount held by any such successors and assigns as a result of such assignments or transfers.

Right of First Refusal.

If, at any time while no Default or Event of Defaults is continuing, the Holder desires to transfer or otherwise dispose of this Note (or any portion hereof) to a third-party that is not Affiliate of the Holder, the Holder shall deliver to the Company a written notice stating the terms upon which the Holder proposes to transfer or otherwise dispose of this Note, or the applicable portion thereof (the “ROFR Notice”).  The ROFR Notice shall constitute the Holder's offer to transfer this Note, or the applicable portion thereof, to the Company on the terms set forth in the ROFR Notice, which offer shall be irrevocable until the end of the ROFR Notice Period (as defined below). Upon receipt of the ROFR Notice, the Company shall have 30 days (the “ROFR Notice Period”) to elect to purchase this Note, or the applicable portion thereof, by delivering a written notice (an “Acceptance Notice”) to the Holder stating that it elects to purchase this Note, or the applicable portion thereof, on the terms specified in the ROFR Notice. Any Acceptance Notice shall be binding upon delivery and irrevocable by the Company. Completion of the sale of this Note, or the applicable portion thereof, to the Company pursuant to such Acceptance Notice shall take place within two (2) Business Days following the end of the ROFR Notice Period, or such longer period as may be agreed between the Holder and the Company, at such place and on such date as the Holder and the Company shall agree.  If the Company does not deliver an Acceptance Notice during the ROFR Notice Period, it shall be deemed to have waived its rights to purchase the Note, or the applicable portion thereof, pursuant to this Section with respect to the transfer or other disposition described in such ROFR Notice and the Holder shall be free to transfer or dispose of this Note, or the applicable portion thereof, without the prior consent of the Company to any third-party in accordance with the terms set forth in the ROFR Notice.  This Section 16 shall not apply in connection with: (a) a change of control of the Holder or a sale of all or substantially all of the assets of the Holder or (b) any transfer or other disposition of this Note which occurs in connection with, or substantially simultaneously with, such change of control or sale.

Section 1.	Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Note, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount  due under this Note in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given for the relevant currencies as publicized at such time by Bloomberg L.P.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Holder of the amount due, the Corporation will, on the date of receipt by the Holder, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Holder on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Holder is the amount then due under this Note in the Currency Due.  If the amount of the Currency Due which the Holder is so able to purchase is less than the amount of the Currency Due originally due to it, the Corporation shall indemnify and save the Holder harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Note, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Note or under any judgment or order. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 17 will apply to the Note in lieu of Section 1.14 of the Indenture, and such Section 1.14 of the Indenture will be deemed to be replaced with this Section 17 to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Section 1.14 of the Indenture not specifically addressed or amended by this Section 17 shall continue to apply and control.

Section 2.	Quebec Matters

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Note may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, "right of setoff" or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”.

The parties hereto confirm that it is their wish that this Note and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 3.	Severability.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section 4.	Headings, Etc.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 5.	Amendments

This Note may not be amended or modified unless in writing by the Company and the Holder, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Any amendment or modification of this Note shall be subject to the prior approval of the TSX.

Section 6.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the laws of the Province of Ontario, without giving effect to any choice of law or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Province of Ontario. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario sitting in the city of Toronto, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT

TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. For the avoidance of doubt, to the extent of any conflicts or inconsistencies, this Section 22 will apply to the Note in lieu of Section 14.7 of the Indenture, and such Section 14.7 of the Indenture will be deemed to be replaced with this Section 22 to the extent of such conflict or inconsistency, mutatis mutandis, and any provisions of Section 14.7 of the Indenture not specifically addressed or amended by this Section 22 shall continue to apply and control.

Section 7.	Electronic Execution.

Delivery of an executed counterpart of a signature page to this Note by facsimile, DocuSign or other electronic transmission, or by sending a scanned copy ("pdf" or "tif") by electronic mail shall be effective as delivery of a manually executed counterpart of this Note.

The words "executed," "execution," "signed," "signature," and words of similar import in this Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Personal Information Protection and Electronic Documents Act (Canada) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 8.	Enforcement Fees.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Shares or otherwise), including, without limitation, reasonable attorneys’ fees and expenses.

Section 9.	Calculations.

For the avoidance of doubt, all calculations to be made in connection with this Note or any conversion, repayment, repurchase, default, or otherwise hereunder shall be made by the Holder, and the Trustee shall have no liability or responsibility for any calculation required in connection with this Note or any conversion, repayment, repurchase, default, or otherwise hereunder.  If any such calculation results in a change in the principal amount of the Note, the Holder shall use reasonable efforts to provide the Trustee with written notice of such change.

Section 10.	Currency

Any reference in this Note to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States of America and any reference to any payments to be made by the Company shall be deemed to be a reference to payments made in lawful money of the United States of America. Any reference in this Agreement to “CAD$” shall be deemed to be a reference to lawful money of Canada. Except as specifically provided in this Note, the equivalent on any given date in one currency of an amount denominated in another currency is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the screen rate published on Reuters or any substitute or successor of such service selected by the Holder or, if not available, the spot rate of exchange quoted to the Holder in the ordinary course of business at or about 11:00 a.m. (Toronto time) on such date for the purchase of the first currency with the second currency.

Section 11.	UCC Recording

For the avoidance of doubt, the Trustee shall have no liability or responsibility for the filing, recording or delivery of any financing statement, continuation statement, amendment, termination, or any other document required under the UCC to be filed, recorded or delivered in connection with the Collateral.

Section 12.	Rights of the Trustee.

The Company agrees that all of the rights, protections and indemnities afforded to the Trustee under the Indenture are extended hereto and incorporated herein .

* * *

CONVERSION NOTICE

HEXO Corp.

Senior Secured Convertible Note due 2023

Subject to the terms of this Note, by executing and delivering this Conversion Notice to the Company, the undersigned Holder of this Note directs the Company to convert the following Principal Amount of this Note:  $ in accordance with the following details.

☐	Check if the Conversion Date occurs during an Event of Default Conversion Period.

Shares of Common Shares to be delivered:

Accrued interest amount:

DTC Participant Number:

DTC Participant Name:

Date:

(Legal Name of Holder)

By:

Name:

Title:

☐

Check if the Conversion Rate is at a rate other than is otherwise currently applicable (counter signature by the Company is not required unless a Conversion Rate other than the currently applicable Conversion Rate is requested).

Check which Stock Exchange Official List identification code the Common Shares to be delivered shall bear:

☐	BMDCRJ4

☐	BMDCRL6.

Requested Conversion Rate:

Date:

HEXO Corp.

By:

Name:

Title:

SCHEDULE B

FORM OF AMENDED AND RESTATED ASSIGNMENT AND ASSUMPTION AGREEMENT

AMENDED AND RESTATED ASSIGNMENT AND ASSUMPTION AGREEMENT

This Amended and Restated Assignment and Assumption Agreement, dated as of June 14, 2022 (this “Agreement”), is made by and among HT INVESTMENTS MA LLC, a Delaware limited liability company (the “Seller”), and TILRAY BRANDS, INC., a Delaware corporation (the “Purchaser”), and HEXO Corp., an Ontario corporation (the “Borrower”).

WHEREAS the Borrower issued a senior secured convertible note due 2023, dated May 27, 2021, to the Seller (the “Original Note”);

AND WHEREAS the Seller wishes to assign, transfer and sell all of its rights, title and interest under the Original Note to the Purchaser;

AND WHEREAS the Seller, the Purchaser and the Borrower entered into the assignment and assumption agreement on April 11, 2021 (the “Original Agreement”);

AND WHEREAS concurrently with their entry into the Original Agreement, the Borrower, the Seller and the Purchaser entered into the Transaction Agreement, pursuant to which concurrently with the closing of the transactions contemplated hereby, (x) the Original Note will be amended and restated in the form of the note attached hereto as Schedule A (the “Amended and Restated Note”), (y) the Borrower shall deliver to the Seller, as consideration therefor, such aggregate number of freely tradable and unrestricted shares of common stock of the Borrower (the “Borrower Common Stock”) equal to (A) 12% of the outstanding amount of the Senior Secured Convertible Note issued by Borrower to Seller immediately prior to the amendment thereof in accordance herewith, divided by (B) CAD$0.40 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) (or, if such aggregate number of shares of Borrower Common Stock is in excess of 9.99% of the shares of Borrower Common Stock then outstanding, with such excess in the form of a right to purchase such Borrower Common Stock) (collectively, the “Fee Securities”) and (z) the Borrower shall have consented to the transactions contemplated hereby, including, without limitation, the sale and assignment of all of Seller’s rights, title and interest under the Amended and Restated Note and each of the security documents listed in Schedule B (the “Security Documents”);

AND WHEREAS the Seller, in its capacity as “Secured Party” under the Security Documents (in such capacity, the “Resigning Secured Party”), at the Effective Time (as defined below), would like to resign in such capacity. At the Effective Time, the Seller, in its capacity as the holder of the Original Note, would like to accept such resignation and to appoint the Purchaser as the successor Secured Party, in such capacity, the “Successor Secured Party”) and the Purchaser would like to accept such appointment. At the Effective Time, the Seller, the Resigning Secured Party and the Successor Secured Party would like the Borrower and the other guarantors to acknowledge such resignations and appointments for all purposes of the Original Note, Amended and Restated Note, the Security Documents, the Indenture and all other related documents (collectively, the “Note Documents”). The Borrower and the other guarantors are willing to so acknowledge such resignations and appointments as hereinafter set forth;

AND WHEREAS, the Purchaser, the Seller and the Borrower wish to enter into this Agreement to amend and restate the Original Agreement with effect from the date of the Original Agreement;

AND WHEREAS, subject to the satisfaction (or waiver), of the conditions set forth in Section 2(b) below, the Seller desires to sell and assign, and the Purchaser desires to assume, accept and purchase all of Seller’s rights, title and interest under the Amended and Restated Note and the Security Documents;

AND WHEREAS, the Purchaser has a currently effective shelf registration statement on Form S-3 (Registration Number 333-233703) (the “Registration Statement”), which Registration Statement became automatically effective in accordance with the 1933 Act (as defined below).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Defined Terms.

  Capitalized terms used in the introductory paragraphs hereto are herein incorporated by reference.  Wherever used in this Agreement, the following terms shall have the respective meanings set forth below:

(1)“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(2)“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(3)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(4)“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Seller’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Seller or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Seller or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Seller’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.  For clarity, the purpose of the foregoing is to subject collectively the Seller and all other Attribution Parties to the Maximum Percentage.

(5)“Business Day” means any day, other than a Saturday, Sunday or statutory holiday on which banks are generally closed in Toronto, Ontario, or New York, New York; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in Toronto, Ontario or the City of New York generally are open for use by customers on such day.

(6)“Closing Date” shall be the date which is two (2) Trading Days (or such other period as the Purchaser and the Seller shall mutually agree) following the satisfaction (or waiver) of all conditions described in Section 2(b).

(7)“Convertible Securities” means any capital stock or other security of the Purchaser or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Purchaser (including, without limitation, Common Stock) or any of its Subsidiaries.

(8)“Encumbrance” means, with respect to any Person, any mortgage, debenture, pledge, hypothec, lien, charge, claim, deed of trust, royalty, assignment by way of security, hypothecation, security interest, conditional sales agreement, lease or title retention agreement, financing statement or other registration or recording in any public registry system affecting any of such Person’s property or assets or any other encumbrance, granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property or assets, or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or other obligation, and “Encumbrances” and “Encumbered” have corresponding meanings.

(9)“Equity Conditions” means, with respect to a given date of determination: (i) all shares of Common Stock to be issued (or issuable upon conversion of the Purchaser Convertible Note to be issued, as applicable) in connection with the event requiring this determination (including, without limitation, all Shares issuable hereunder and/or all Conversion Shares issuable upon conversion of the Purchaser Convertible Note (without regard to any limitation on conversion set forth in Sections 2(d) and 9(c) therein (the “Blocker Limitations”)) (each, a “Required Minimum Securities Amount”) may be freely resold without restriction pursuant to applicable United States federal, or state securities laws; (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Shares and Conversion Shares) is listed or designated for quotation (as applicable) on NASDAQ and shall not have been suspended from trading on NASDAQ (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Purchaser) nor shall delisting or suspension by NASDAQ have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by, in each case, after giving effect to all applicable notice, appeal, compliance and hearing periods (A) a writing by NASDAQ or (B) the Purchaser falling below the minimum listing maintenance requirements of NASDAQ on which the Common Stock is then listed or designated for quotation (as applicable); (iii) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of NASDAQ; (iv) the Seller shall not be in possession of any material, non-public information provided to any of them by the Purchaser, any of its subsidiaries or any of its affiliates, employees, officers, representatives, agents or the like; (v) on the applicable date of determination (A) the applicable Required Minimum Securities Amount of shares of Common Stock are available under the certificate of incorporation of the Purchaser and reserved by the Purchaser to be issued, in each case, as required pursuant to this Agreement; and (vi) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and, upon issuance, will be listed and eligible for trading without restriction on NASDAQ.

(10)“Equity Conditions Failure” means, with respect to the applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Seller).

(11)“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, provincial, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(12)“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(13)“NASDAQ” means The Nasdaq Global Select Market (or any successor thereto).

(14)“Obligors” means, collectively, the Borrower, HEXO Operations Inc., HEXO USA Inc., 9037136 Canada Inc., Zenabis Real Estate Holdings Ltd., Zenabis Annacis Ltd., Zenabis Atholville Ltd., Zenabis Stellarton Ltd., Zenabis Housing Ltd., Zenabis IP Holdings Inc., Zenabis Retail Holdings Inc., Zenabis Investments Ltd., Zenabis Operations Ltd., Zenabis Ltd., Vida Cannabis (Canada) Ltd., Zenabis Hemp Company Ltd., 5048963 Ontario Inc., 5054220 Ontario Inc., Zenabis Global Inc., Zenabis Ventures Inc., Zen Craft Grow Ltd., 48 North Amalco Ltd., Good & Green Cannabis Corp., Good & Green Corp., 2618351 Ontario Inc., 2656751 Ontario Ltd., and DelShen Therapeutics Corp.

(15)“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, governmental authorities or any other type of organization or entity, whether or not a legal entity.

(16)“Purchaser Convertible Note” means the convertible note of the Purchaser in the form attached hereto as Schedule C (as converted into shares of Common Stock, the “Conversion Shares”).

(17)“Share Price” means, as of any date of determination, the closing price per share of Common Stock on NASDAQ.

(18)“Subsidiaries” means any Person in which the Purchaser, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

(19)“Top-Up Measuring Price” means the quotient of (i) the sum of the VWAP of the Common Stock for each Trading Day during the forty-four (44) Trading Day period (the “Top-Up Measuring Period”) ending, and including, the Trading Day immediately prior to the Top-Up Date (as defined below), divided by (ii) forty-four (44).  All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during any such Top-Up Measuring Period.

(20)“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Seller or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(21) “Transaction Agreement” means the transaction agreement, dated April 11, 2022, between each of the Seller, the Purchaser and the Borrower, as amended on the date hereof and as may be amended from time to time.

(22)“Transaction Documents” means this Agreement, the Purchaser Convertible Note, the Transaction Agreement and the Amended and Restated Note.

(23)“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on NASDAQ (or, if NASDAQ is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, LP through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, LP, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, LP for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).  If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Purchaser and the Seller.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Purchase and Sale.

Purchase and Sale.  Subject to the satisfaction (or waiver) of the conditions to closing in Section 2(b) below, on the Closing Date, in exchange for the Purchase Price to be paid in accordance herewith, the Seller shall assign, transfer and sell to the Purchaser all of the Seller’s right, title and interest in, to and under: (i) the Amended and Restated Note and (ii) each of the Security Documents.

Conditions to Closing.

Conditions of Seller.  The obligation of the Seller to sell the Amended and Restated Note and assign the Security Documents to Purchaser is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Purchaser with prior written notice thereof (the “Closing”):

Borrower shall have duly executed and delivered to Seller the Transaction Agreement.

Borrower shall have delivered the freely tradeable and unrestricted Fee Securities to Seller.

On the second (2nd) Trading Day immediately prior to the Closing Date, the Purchaser shall have delivered a written notice to the Seller, certified by an executive officer of the Purchaser, certifying that (x) if any of the Purchase Price is to be paid in Shares (as defined below) and/or the Purchaser Convertible Note, no Equity Conditions Failure then exists, (y) the aggregate portion of the Purchase Price to be paid on the Closing Date in Closing Shares and cash, if any (such consideration being the “Closing Date Payment Consideration”), and (z) whether the consideration to be paid to the Seller on the Top-Up Date, if any, shall be paid in Top-Up Shares or cash (the “Closing Consideration Election Notice”).

The Purchaser shall have paid and/or delivered, as applicable, the Closing Date Payment Consideration to Seller.

The Purchaser shall have delivered to the Seller a certificate evidencing the formation and good standing of the Purchaser issued by the Secretary of State of Delaware as of a date within ten (10) days of the Closing Date.

Each and every representation and warranty of the Purchaser shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect, and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.  The Seller shall have received a certificate, duly executed by a duly authorized officer of the Purchaser, dated as of the Closing Date, to the foregoing effect.

Each and every representation and warranty of the Borrower shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect, and the Borrower shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Borrower at or prior to the Closing Date.  The Seller shall have received a certificate, duly executed by a duly authorized officer of the Borrower, dated as of the Closing Date, to the foregoing effect.

If all, or any portion, of the Purchase Price is to be paid in Shares and/or the Purchaser Convertible Note, the Shares and/or the Conversion Shares (A) shall be designated for quotation or listed (as applicable) on NASDAQ and (B) shall not have been suspended, as of the Closing Date, by the United States Securities and Exchange Commission (the “SEC”) or NASDAQ from trading on NASDAQ nor shall suspension by the SEC or NASDAQ have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods), as of the Closing Date, either (I) in writing by the SEC or NASDAQ or (II) by falling below the minimum maintenance requirements of NASDAQ.

Each of the Borrower and the Purchaser shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares and the Purchaser Convertible Notes, including without limitation, any approvals, consents, notifications, filings or other authorizations that may be required pursuant to the Competition Act (Canada), the Toronto Stock Exchange and NASDAQ.

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity (as defined below) of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect (as defined below) with respect to the Purchaser or a Material Adverse Effect (as defined in the Transaction Agreement) with respect to the Borrower.

Conditions of Purchaser.  On the Closing Date, subject to the satisfaction of the following conditions precedent, the Purchaser agrees to assume, accept and purchase all of the Seller’s right, title and interest in, to and under (x) the Amended and Restated Note and (y) all of the Security Documents:

all of the conditions set out in the Transaction Agreement shall have been satisfied or waived, in a manner reasonably satisfactory to the Purchaser (other than those conditions only capable of being satisfied as of the closing of the transactions contemplated in the Transaction Agreement);

on or prior to the Closing Date, the Original Note shall be amended and restated as the Amended and Restated Note and shall have delivered an original certificate for the Amended and Restated Note (in a form satisfactory to the Purchaser) to the Seller and the Seller shall deliver such certificate representing the Amended and Restated Note to the Purchaser or the at the direction of the Purchaser;

the Borrower shall, and shall cause each of the other Obligors, to enter into a confirmation of guarantee and security agreement and affirmation of the Successor Secured Party’s status and rights under the Security Documents, in form and substance satisfactory to the Purchaser;

receipt of approval for the transactions contemplated herein by the shareholders and board of directors of the Borrower and all other requisite approvals, consents, notifications, filings or other authorizations as the Purchaser may determine (including, without limitation, any approvals, consents, notifications, filings or other authorizations that may be required pursuant to the Competition Act (Canada));

receipt of approvals from the Toronto Stock Exchange and NASDAQ, satisfactory to the Purchaser and the Borrower;

the Purchaser shall be satisfied that (x) any and all financing statements, financing change statements and similar filings relating to the Security Documents have been completed and (y) any and all original collateral previously delivered by the Borrower to the Seller shall have been delivered to the Purchaser;

no Material Adverse Effect (as defined in the Transaction Agreement shall have occurred in respect of the Borrower;

each and every representation and warranty of the Seller shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect, and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Seller at or prior to the Closing Date. The Purchaser shall have received a certificate, duly executed by a duly authorized officer of the Seller, dated as of the Closing Date, to the foregoing effect;

no Encumbrance shall exist in relation to the Amended and Restated Note or any of the Security Documents;

the outstanding principal amount of the Amended and Restated Note as of the Closing Date (the “Principal Amount”) shall not be less than $160,000,000;

the Seller, as retiring agent and the Purchaser, as successor agent shall have executed an Agency Transfer Agreement pursuant to the Securities Purchase Agreement between the Seller and the Borrower dated May 27, 2021 and the Deed of Hypothec dated February 17th, 2021 executed before Angelo Febbraio, notary under number 3987 of his minutes;

the Seller, the Purchaser and the Borrower shall have executed a Deed of Substitution of “Fondé de pouvoir” with respect to the Deed of Hypothec dated February 17th, 2021 executed before Angelo Febbraio, notary under number 3987 of his minutes;

the Seller, the Purchaser and Hexo Operations Inc. shall have executed a Deed of Substitution of “Fondé de pouvoir” with respect to the Deed of Hypothec dated February 17th, 2021 executed before Angelo Febbraio, notary under number 3987 of his minutes;

receipt of confirmation of the assignments contemplated hereunder by the Trustee under the Indenture and acknowledgment that the Amended and Restated Note either (i) continues to be registered as a security under the Indenture or (ii) has been authenticated and delivered pursuant to the Indenture;

 if required by the Purchaser, TMI Trust Company or the successor thereof, if applicable, shall have entered into a supplemental indenture pursuant to the Indenture with the Purchaser, in form and substance satisfactory to the Purchaser; and

the Purchaser, the Borrower and Bank of Montreal shall have entered into a blocked account agreement in relation to US Dollar Account No. 0001-4744-237, in form and substance satisfactory to the Purchaser.

The purchase price payable by the Purchaser to the Seller in consideration for the Seller assigning, transferring and selling of all the Seller’s right, title and interest in, to and under: (i) the Amended and Restated Note and (ii) each of the Security Documents to the Purchaser shall be the Principal Amount less the amount equal to 10.8% of the Principal Amount (the “Purchase Price”).

Payment of the Purchase Price to the Seller shall be satisfied as follows: (a) $50,000,000 through the issuance of the Purchaser Convertible Note (solely to the extent no unwaived Equity Conditions Failure exists as of the time the Purchaser is required to deliver the Purchaser Convertible Note, a “Purchaser Note Equity Condition Failure”) or otherwise in cash (the “Note Cash Consideration”)), and (b) the remaining amount of the Purchase Price through the issuance of shares of Common Stock (“Shares”), solely to the extent no unwaived Equity Conditions Failure exists as of the time the Purchaser is required to deliver such Shares, or, at the option of the Purchaser, by way of cash consideration (“Share Cash Consideration”, and together with the Note Cash Consideration, the “Cash Consideration”) (or, if no Equity Conditions Failure exists as of the time the Purchaser is required to deliver such applicable Shares, any combination thereof), provided that:

to the extent that payment of the Purchase Price is to be satisfied by way of Cash Consideration (whether due to a Purchase Note Equity Conditions Failure or otherwise): (i) 10% of such Cash Consideration shall be payable on the Closing Date and (ii) 90% of such Cash Consideration shall be paid by the Purchaser, at such times and on such days as the Purchaser may determine, within 60 days following the Closing Date; and

to the extent no unwaived Equity Conditions Failure exists and the payment of any of the Purchase Price is to be satisfied by way of the issuance of Shares and/or the Purchaser Convertible Note by the Purchaser to the Seller, the number of Shares to be issued by the Purchaser to the Seller shall be equal to the quotient of (i) the amount of the Purchase Price minus the aggregate of $50,000,000 (representing the principal amount of the Purchaser Convertible Note) and the amount of cash consideration paid or payable under paragraph 2(d)(i), divided by (ii) the Share Price on the Trading Day immediately preceding the Closing Date (such Shares, the “Closing Shares”).  To the extent no unwaived Equity Conditions Failure exists and the Purchaser wishes to satisfy any or all of the Purchase Price by the issuance of Shares and/or the Purchaser Convertible Note, it shall notify the Seller of its intention to do so not later than the second (2nd) Trading Day immediately prior to the Closing Date in writing in accordance with Section 2(b)(i)C and, on the Closing Date (x) the Purchaser shall issue and deliver the Purchase Convertible Note to the Seller (or its designee) and (y) the Purchaser shall cause its transfer agent, through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to credit such aggregate number of Closing Shares to the Seller’s (or its designee’s) balance account with DTC through its Deposit/Withdrawal at Custodian system.

In respect of the Closing Shares (if any), the Purchase Convertible Note, the Conversion Shares issuable on conversion of the Purchaser Convertible Note (without regard to the Blocker Limitations) and the Top-Up Shares (if any):

the Purchaser shall file with the United States Securities and Exchange Commission one or more prospectus supplements under Rule 424(b) to its current Registration Statement on Form S-3 (333-233703) (in either case, the “Registration Statement”) to register the issuance by the Purchaser to the Seller of the Closing Shares and the Top-Up Shares (as defined below) and to register the offering, sale and issuance of the Purchaser Convertible Note and the Conversion Shares issuable on conversion or repayment of the Purchaser Convertible Note (without regard to the Blocker Limitations); and

Forty-five (45) Trading Days after the issuance of the Closing Shares (the “Top-Up Date”), if the quotient of (x) the Purchase Price (less: (A) any amounts satisfied or to be satisfied in cash; and (B) the principal amount of the Purchaser Convertible Note), divided by (y) the Top-Up Measuring Price (the “Top-Up Measuring Share Amount”) is a number:

less than the number of Closing Shares issued at the Closing, the Seller shall deliver to the Purchaser, a cash amount equal to the product of (I) the difference of (X) the number of Closing Shares issued at the Closing, less (Y) the Top-Up Measuring Share Amount and (II) the Top-Up Measuring Price; or

greater than the number of Closing Shares issued at the Closing (the difference of (X) the Top-Up Measuring Share Amount, less (Y) the number of Closing Shares issued at the Closing, the “Top-Up Difference”), then:

(I)  if the Purchaser has elected in the Closing Consideration Election Notice to pay the consideration due to the Seller on the Top-Up Date in cash, the Purchaser shall pay to the Seller cash equal to the product of (I) the Top-Up Difference and (II) the Top-Up Measuring Price (the “Top-Up Cash Amount”); or

(II) if the Purchaser has elected in the Closing Consideration Election Notice to pay such consideration due to the Seller in additional Shares (the “Top-Up Shares”), the Purchaser will  issue the Seller a number of Top-Up Shares equal to the Top-Up Difference (subject to reduction as provided in this paragraph); provided that (x) such aggregate number of Top-Up Shares to be issued shall be reduced, as necessary, such that the aggregate number of Top-Up Shares in such issuance shall not result in the issuance of more than the number of shares of Common Stock equal to

46,000,000 minus the Closing Shares to the Seller under this Agreement (the “Maximum Top-Up Shares”), (y) in lieu of the issuance of such Top-Up Shares in excess of the Maximum Top-Up Shares that are reduced due to the preceding provision (such aggregate number of Top-Up Shares subject to such reduction, the “Reduced Top-Up Share Amount”) the Purchaser shall also pay to the Seller a cash amount (the “Remaining Top-Up Cash Amount”) equal to the product of (1) such Reduced Top-Up Share Amount and (2) the Top-Up Measuring Price and (z) notwithstanding the foregoing, if an Equity Conditions Failure exists as of the Top-Up Date (that is not waived by the Purchaser), in lieu of issuing any Top-Up Shares, the Purchaser shall pay the Seller in cash the Top-Up Cash Amount.

After the closing of business on the Trading Day immediately prior to the Top-Up Date, the Purchaser shall deliver a written notice to the Seller (the “Top-Up Equity Eligibility Certification Notice”), certified by a duly authorized officer of the Purchaser, certifying that (x) if the Purchaser has elected in the Closing Consideration Election Notice to pay such consideration due to the Seller in additional Shares, (1) no Equity Conditions Failure then exists (or no unwaived Equity Conditions Failure exists, as applicable), (2) the aggregate number of Top-Up Shares to be issued on the Top-Up Date and (3) the Remaining Top-Up Cash Amount to be paid to the Seller in cash on the Top-Up Date, if any, or (y) if the Purchaser has elected in the Closing Consideration Election Notice to pay such consideration due to the Seller in additional Shares and an Equity Conditions Failure exists (to the extent not waived by the Seller) or the Purchaser has elected in the Closing Consideration Election Notice to pay such consideration due to the Seller in cash, the aggregate Top-Up Cash Amount (in each case, including reasonable calculations and backup with respect thereto).  For the avoidance of doubt, (x) if an Equity Conditions Failure then exists, the Top-Up Equity Eligibility Certification Notice shall also state that, unless the Seller waives such Equity Conditions Failure, no additional Top-Up Shares shall be issued and the Seller shall receive the entire Top-Up Cash Amount in cash and (y) the Seller may deliver a written waiver (which may be an e-mail) of such Equity Conditions Failure at any time prior to 12:00 P.M., New York city time on such Top-Up Date (or, if later, at least twelve (12) hours after the Seller’s receipt of the Top-Up Equity Eligibility Certification Notice). To the extent the Purchaser is required (or has properly elected) to deliver Top-Up Shares to the Seller in accordance herewith, on or prior to the Top-Up Date, the Purchaser shall cause its transfer agent, through the DTC Fast Automated Securities Transfer Program, to credit such aggregate number of Top-Up Shares to the Seller’s (or its designee’s) balance account with DTC through its Deposit/Withdrawal at Custodian system.

Notwithstanding the foregoing, if the Top-Up Shares required to be issued pursuant to this Agreement would result in the Seller together with the other Attribution Parties, collectively, beneficially owning in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding, as evidenced by a written notice by Seller to the Purchaser (such notice, a “Blocker Notice”), (A) the number of shares so issued by which the Seller’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, (B) the Seller shall not have the power to vote or to transfer the Excess Shares, and (C) the Seller’s right to receive such Excess Shares shall be held in abeyance for the benefit of the Seller until such time or times, if ever, but in no event later than the 60th calendar day after the Top-Up Date, as the Seller’s right thereto would not result in the Seller and the other Attribution Parties exceeding the Maximum Percentage (as evidenced by a written notice to the Purchaser by the Seller (each, a “Blocker Release Notice”).  Upon the Purchaser’s receipt of a Blocker Release Notice, the Excess Shares shall be deemed to be owned by the Seller, regardless of the date of actual delivery of such Excess Shares. The Purchaser shall deliver any Excess Shares subject to a Blocker Notice to the Seller (or its designee) no later than the second (2nd) Trading Day after the date of receipt of such Blocker Release Notice. If the Seller delivers a Blocker Notice to the Purchaser, all conditions to the issuance of the Excess Shares, including the Equity Conditions, shall be deemed to have been satisfied on the Trading Day immediately prior to the Top-Up Date.

Representations, Warranties and Covenants of the Seller.

  The Seller represents, warrants and covenants to and agrees with the Purchaser, as of the date of this Agreement and the Closing Date that:

The Seller is duly organized and validly existing under the laws of the jurisdiction of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated.

The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Seller, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

The execution, delivery and performance of this Agreement and the consummation of the transactions hereby (i) do not conflict with the provisions of the Seller’s governing instruments, (ii) will not violate any provisions of applicable law or regulation or any applicable order of any court or regulatory body, in each case, as any such provision or order applies to the Seller and (iii) will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected.

No actions, suits, proceedings or governmental investigations at law or in equity are pending or active (or, to its knowledge, threatened in writing) against the Seller before any governmental authority or any arbitrator (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii)

seeking any determination or ruling that would reasonably be expected to have a material and adverse effect on the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement, or on the value, validity or enforceability of this Agreement, the Amended and Restated Note and/or any of the Security Documents.

The Seller has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary to be obtained by it in connection with the execution, delivery and performance by the Seller of this Agreement, and each such consent and authorization is in full force and effect.

No filing with, or authorization, approval, consent, notice, license, order, registration, qualification, decree or other action of, any court, governmental authority or agency or any other Person is necessary to be filed, obtained, recorded, notified, or otherwise applied for by the Seller in connection with (i) the assignment, transfer and sale by the Seller of the Amended and Restated Note and the Security Documents, (ii) the authorization, execution, delivery and performance by the Seller of this Agreement or (iii) the consummation by the Seller of the transactions contemplated hereby, except such as have been, or at the Closing Date will have been, obtained and are in full force and effect as of the Closing Date.

The Seller has good and marketable title to the Amended and Restated Note and the Security Documents, free and clear of any Encumbrance or restriction on transferability, and the Seller has the full right, power and lawful authority to assign, transfer and sell the Amended and Restated Note and the Security Documents to the Purchaser and (ii) the consummation of the transactions contemplated by this Agreement shall not cause the Amended and Restated Note or any of the Security Documents, to be subject to any Encumbrance.

The Seller has not pledged, assigned, sold, granted any Encumbrance in or otherwise Encumbered or assigned, transferred, sold or conveyed any interest in the Amended and Restated Note or any of the Security Documents and no effective financing statement or other instrument similar in effect naming or purportedly naming the Seller as debtor and/or covering all or any part of the Amended and Restated Note or any of the Security Documents is on file in any recording office.

The Seller agrees that it will not re-sell or make the first trade in the Fee Securities in Canada or through the facilities of the Toronto Stock Exchange.  For the avoidance of doubt, the parties hereto acknowledge and agree that any sales of Fee Securities in the United States or through the facilities of NASDAQ are not subject to any such restrictions.

The Seller has not received written notice of, and has no knowledge of, any offsets, counterclaims, deductions, withholdings, claims or other defenses with respect to the Amended and Restated Note.

With effect from the Closing Date:

the Purchaser and its solicitors are authorized to register such documents, file such statements and give such notices as may be required by the Purchaser to record the a ssignment, transfer and sale of the Amended and Restated Note and each of the Security Documents to the Purchaser at all appropriate registry offices in that respect; and

the Seller authorizes the Purchaser and its counsel and any of their respective agents, employees or representatives, to file any and all security registrations, financing statements, finance change statements, charges and notices in connection with the assignment, transfer and sale of the Amended and Restated Note and each of the Security Documents to the Purchaser, as the Purchaser may require.

For the period between the date of this agreement and the Closing Date, (x) the Seller will not, and will not agree to, enter into any short, hedge, forward contract, derivative or similar transaction relating to the Closing Shares (but not including any sale marked “short exempt”) and (y) the Seller will cause any of its Affiliates not to maintain a Net Short Position (as defined below).  For the purposes of determining compliance with the foregoing, the following shall apply:

For purposes hereof, a “Net Short Position” by a person means a position whereby such Person has executed one or more sales of Common Stock that is marked as a short sale (but not including any sale marked “short exempt”) and that is executed at a time when such Person has no equivalent offsetting “long” position in the Common Stock (or is deemed to have a long position in accordance with Regulation SHO of the 1934 Act); provided, that, for purposes of such calculations, any short sales either (x) that is a result of a bona-fide trading error on behalf of such Person (or its Affiliates) or required to be marked “short” by the broker of such Person at such time as such trade is not required to be marked “short” pursuant to Regulation SHO of the 1934 Act or (y) that would otherwise be marked as a “long” sale, but for the occurrence of a breach of any term or condition of any security or agreement, in each case, by the Purchaser or its transfer agent, as applicable, shall be excluded from such calculations.

For purposes of determining whether a Person has an equivalent offsetting “long” position in the Common Stock, (A) all Common Stock that is owned by such Person shall be deemed held “long” by such Person, (B) any shares of Common Stock issuable upon conversion and/or exercise of any convertible security, warrant and/or option of the Purchaser (without regard to any limitations on conversion or exercise thereof) shall be deemed held “long” by such Person, until such time as such Person shall no longer own such convertible security, warrant or option, and (C) any shares of Common Stock that the Purchaser has elected to issue to the Seller pursuant to the terms of this Agreement shall be deemed held “long” by the Seller from and after the date that is two (2) Trading Days (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade of such Common Stock initiated on the applicable issuance date) prior to the deadline for delivery of such Common Stock to the Seller, as set forth in this Agreement.

The Seller acknowledges that the Purchaser Convertible Note is being issued without an indenture pursuant to an exemption to the Trust Indenture Act of 1939, as amended (the “TIA”), and as a result, the Seller will not be afforded the benefits and protections of the TIA, including the appointment of a suitable independent and qualified trustee.

Representations, Warranties and Covenants of the Borrower.

  The Borrower represents, warrants and covenants to and agrees with the Purchaser, as of the date of this Agreement and as of the Closing Date, that:

It is duly organized and validly existing under the laws of the jurisdiction of the Province of Ontario, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated.

The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Borrower, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

The execution, delivery and performance of this Agreement and the consummation of the transactions hereby (i) do not conflict with the provisions of its governing instruments, (ii) will not violate any provisions of applicable law or regulation or any applicable order of any court or regulatory body, in each case, as any such provision or order applies to the Borrower and (iii) will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected.

No actions, suits, proceedings or governmental investigations at law or in equity are pending or active (or, to its knowledge, threatened in writing) against the Borrower before any governmental authority or any arbitrator (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (c) seeking any determination or ruling that would reasonably be expected to have a material and adverse effect on the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement, the Amended and Restated Note or any of the Security Documents.

The Borrower has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary to be obtained by it in connection with the execution, delivery and performance by the Borrower of this Agreement, and each such consent and authorization is in full force and effect.

No filing with, or authorization, approval, consent, notice, license, order, registration, qualification, decree or other action of, any court, governmental authority or agency or any other Person is necessary in connection with (A) the authorization, execution, delivery and performance by the Borrower of this Agreement or (B) the consummation by the Borrower of the transactions contemplated hereby, except such as have been, or at the Closing Date will have been, obtained and are in full force and effect as of the Closing Date.

After giving effect to the transactions contemplated by this agreement, the Borrower and the other Obligors will, in their confirmation of guaranty and security documents: (i) expressly and knowingly reaffirm their full liability under each of the Note Documents heretofore executed and delivered from time to time in favor of the Seller and Resigning Secured Party, each of which shall, as of the date hereof, be in favor of all of the Purchaser and Successor Secured Party, and agrees that such Note Documents shall remain in full force and effect and are hereby ratified and confirmed, (ii) expressly agree to be and remain liable under the terms of such Note Documents to which they are a party, (iii) acknowledge that they have no defense, offset or counterclaim whatsoever against the Seller or Purchaser with respect to the Note Documents for which they are a party, (iv) acknowledge and agree that security interests and grant of collateral under the Note Documents are hereby ratified and remain in full force and effect and shall continue to serve as collateral for the obligations of the Obligors to the Purchaser, (v) acknowledges that there is no further obligation for the Purchaser to fund future advances, issue letters of credit, make new loans, or extend any further credit of any kind to the Obligors.

Representations, Warranties and Covenants of the Purchaser.

  The Purchaser represents, warrants and covenants to and agrees, as of the date of this Agreement, as of the Closing Date and as of the Top-Up Date, that:

Organization and Qualification.  Each of the Purchaser and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.  Each of the Purchaser and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below).  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (a) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (i) changes in or conditions generally affecting the industry in which the Purchaser and its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (iv) natural disaster or any pandemic or epidemic, including COVID-19, (v) any change in GAAP (or authoritative interpretation thereof) after the date hereof, including accounting and financial reporting pronouncements by the SEC and the

Financial Accounting Standards Board, or applicable law, (vi) any change resulting or arising from the execution and delivery of this Agreement or the public announcement of the transactions hereby, (vii) any decline, in and of itself, in the market price, or change in trading volume, of the capital stock of the Purchaser or (viii) any failure to meet any internal or public projections guidance or estimates, or (b) the ability of the Purchaser and its Subsidiaries to timely consummate the transactions contemplated hereby or to perform their respective obligations under this Agreement.

Authorization and Binding Obligation.  The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement, the Shares, the Purchaser Convertible Notes and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by the Transaction Documents and to consummate the Transaction (including, without limitation, the purchase of the Amended and Restated Note, and, if applicable, the issuance of the Shares and Purchaser Convertible Notes and the reservation for issuance and issuance of the Conversion Shares underlying the Purchaser Convertible Notes and the Top-Up Shares issuable in accordance with this Agreement).  As of the Closing Date, the execution and delivery of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including, without limitation, the purchase of the Amended and Restated Note, and, if applicable, the issuance of the Shares and the reservation for issuance and issuance of the Conversion Shares underlying the Purchaser Convertible Notes and the Top-Up Shares issuable in accordance with this Agreement will have been duly authorized by the Purchaser’s Board of Directors (or a duly authorized committee thereof) and (other than the filing with the SEC of the prospectus supplement required by the Registration Statement pursuant to Rule 424(b) under the 1933 Act (the “Prospectus Supplement”) supplementing the base prospectus forming part of the Registration Statement (the “Prospectus”)) no further filing, consent, or authorization will be required by the Purchaser, its Board of Directors or its shareholders (other than such filings as may be required by any federal or state securities laws, rules or regulations).  This Agreement has been and, as of the Closing Date, the other Transaction Documents to which the Purchaser is a party will have been, duly executed and delivered by the Purchaser, and constitute or will constitute, as applicable, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal, provincial or state securities laws.

Issuance of Securities; Registration Statement.  Assuming the Purchaser elects to pay all, or any part of the Purchase Price, in Shares and/or the Purchaser Convertible Note, the issuance of the Closing Shares, and of the Conversion Shares issuable upon conversion of the Purchaser Convertible Notes, are duly authorized and, upon issuance in accordance with the terms of the Transaction Documents and the Purchaser Convertible Notes, respectively, shall be validly issued, fully paid and non-assessable and free from all Encumbrances with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  As of the Closing, assuming the Purchaser elects to pay all, or any part of the Purchase Price, in Shares and the Convertible Note, the Purchaser shall have reserved from its duly authorized capital stock not less than the number of Shares equal to 46,000,000 minus the Closing Shares issuable in accordance with this Agreement and 20,000,000 of Conversion Shares.  To the extent required to be issued in accordance with this Agreement, the Top-Up Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the Purchaser elects to pay all, or any part of the Purchase Price, in Shares and/or the Purchaser Convertible Note, the Shares and/or the Purchaser Convertible Note will be issued pursuant to the Registration Statement and all of the Shares and/or Conversion Shares are freely transferable and freely tradable by the Seller without restriction, whether by way of registration or some exemption therefrom.  The Registration Statement is effective and available for the issuance of the Shares, the Purchaser Convertible Note and the Conversion Shares thereunder and the Purchaser has not received any notice that the SEC has issued or intends to issue a stop-order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so.  The “Plan of Distribution” section under the Registration Statement permits the issuance and sale of the Shares, the Purchaser Convertible Note and the Conversion Shares hereunder and as contemplated by the other Transaction Documents.  Upon receipt of the Shares and/or the Purchaser Convertible Note, the Seller will have good and marketable title to the Shares and/or the Purchaser Convertible Note.

No Conflict.  The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby (including, without limitation, the purchase of the Amended and Restated Note, and, if applicable, the issuance of the Shares and Purchaser Convertible Notes and the reservation for issuance and issuance of the Conversion Shares underlying the Purchaser Convertible Note and the Top-Up Shares issuable in accordance with this Agreement) will not (i) result in a violation of the Certificate of Incorporation (as defined below) or any other organizational documents of the Purchaser or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser or any of its Subsidiaries is a party, after giving effect to the Transaction Agreement and the receipt by the Purchaser of the Required Consents (as defined below), or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of NASDAQ and including all applicable federal, state and provincial laws, rules and regulations) applicable to the Purchaser or any of its Subsidiaries or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

No Consents.  Neither the Purchaser nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than such filings as may be required by any federal or state securities laws, rules or regulations), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Purchaser or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Purchaser nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Purchaser or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.

Acknowledgment Regarding Seller’s Purchase of Securities.  The Purchaser acknowledges that the Seller is not acting as a financial advisor or fiduciary of the Purchaser or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Purchaser further represents to the Seller that the Purchaser’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Purchaser and its representatives.

Financial Advisor’s Fees. The Purchaser shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Seller or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to Canaccord Genuity LLC, as financial advisor (the “Financial Advisor”) in connection with the sale of the Shares and the Purchaser Convertible Notes.  The Purchaser acknowledges that it has engaged the Financial Advisor in connection with the transactions contemplated hereby.  Other than the Financial Advisor, neither the Purchaser nor any of its Subsidiaries has engaged any financial advisor, placement agent or other agent in connection with the transactions contemplated hereby.

No Integrated Offering.  None of the Purchaser, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this prospective offering of the Shares and Purchaser Convertible Notes in lieu of cash payment of the Purchase Price hereunder to require approval of stockholders of the Purchaser under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Purchaser are listed or designated for quotation.  None of the Purchaser, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would cause the offering of any of the Shares and Purchaser Convertible Notes to be integrated with other offerings of securities of the Purchaser.

Equity Capitalization.

Definitions:

(A)“Common Stock” means (x) the Purchaser’s shares of Class 2 common stock, $0.0001 par value per share, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(B)“Preferred Stock” means (x) the Purchaser’s blank check preferred stock, $0.0001 par value per share, the terms of which may be designated by the board of directors of the Purchaser in a certificate of designations and (y) any capital stock into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).

Authorized and Outstanding Capital Stock.  As of the date hereof, the authorized capital stock of the Purchaser consists of (A) 746,666,667 shares of Common Stock, of which, 480,737,533 are issued and outstanding and 56,005,479 shares are reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Closing Shares and the Conversion Shares underlying the Purchaser Convertible Notes) exercisable or exchangeable for, or convertible into, shares of Common Stock and (B) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. No shares of Common Stock are held in the treasury of the Purchaser.

Valid Issuance; Available Shares.  All of such outstanding shares of Common Stock are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable.

No Reliance.  In connection with the transfer of the Amended and Restated Note: (i) the Seller is not acting as an agent, fiduciary or financial or investment adviser for the Purchaser, (ii) the Purchaser is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Seller, except any representations and/or warranties expressly set forth in the Transaction Documents and (iii) the Purchaser has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own investment decisions based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Seller.

Acknowledgement Regarding Sellers’ Trading Activity. It is understood and acknowledged by the Purchaser that (i) following the date of the announcement of the Term Sheet (as defined in the Transaction Agreement), in accordance with the terms thereof, the Seller has not agreed with the Purchaser or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Purchaser, or “derivative” securities based on securities issued by the Purchaser or to hold any of the Closing Date Payment Consideration consisting of Shares, the Purchaser Convertible Note and/or Conversion Shares underlying the Purchaser Convertible Note for any specified term; and (ii) the Seller shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Purchaser further understands and acknowledges that following the date of the announcement of the Term Sheet (as defined in the Transaction Agreement), the Seller may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Shares and/or the Purchaser Convertible Note and the Conversion Shares, as applicable, are outstanding (including, without limitation, during the Top-Up Measuring Period) and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Purchaser both at and after the time the hedging and/or trading activities are being conducted.

Disclosure. The Purchaser confirms that, to its knowledge (which shall be the actual knowledge of the general counsel of the Purchaser) neither it nor any other Person acting with the Purchaser’s authority has provided the Seller or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Purchaser or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents.

No Further Amendments. The Purchaser covenants and agrees with the Seller that, provided there is no breach or anticipated breach of any provisions of the Transaction Documents or any condition in the Transaction Documents that the Purchaser determines is unlikely to be satisfied prior to Closing, the Purchaser shall not seek to further renegotiate or amend any of the terms of this Agreement.

Resignations.

  Effective as of the time of purchase and sale and satisfaction of the conditions set forth in Section 2 (the “Effective Time”), the Resigning Secured Party will resign in such capacity and the Obligors and the Seller will accept such resignation.

Appointments.

Effective as of the Effective Time, each of the Trustee and the Seller appoints the Purchaser as Successor Secured Party for all purposes of the Note Documents.  Effective as of the Effective Time, the Purchaser accepts such appointment and agrees to be bound by the Note Documents in such capacity.  Effective as of the Effective Time, the Purchaser shall succeed to, and be vested with, all of the rights, powers and duties of the Secured Party under the Note Documents. The Seller and the Obligors hereby waive any requirement in the Note Documents  that the Resigning Secured Party provide prior written notice of its resignation.

The parties hereto agree that the Resigning Secured Party shall not bear any responsibility or liability for any actions taken or omitted to be taken by the Successor Secured Party from and after the Effective Time pursuant to this agreement or the other Note Documents or any of the transactions contemplated thereby.  The parties hereto agree that the Successor Secured Party and its affiliates shall bear no responsibility or liability for any actions taken or omitted to be taken by the Resigning Secured Party pursuant to this agreement or the other Note Documents or the transactions contemplated thereby.

From and after the Effective Time it is understood and agreed that the Successor Secured Party (i) shall have no responsibility or liability whatsoever for any actions taken or failures to take action (including, without limitation, any matters relating to payments, computations and accruals) for the period prior to the Effective Time and (ii) shall receive all of the benefits, indemnifications and exculpations provided for in the Note Documents.

In the event that, after the Effective Time, the Resigning Secured Party receives any principal, interest or other amount owing to any holder or the Successor Secured Party under any

Note Document, the Resigning Secured Party agrees that such payment shall be held in trust for the Successor Secured Party, and the Resigning Secured Party shall promptly forward without setoff or counterclaim such payment by wire transfer of immediately available funds to the Successor Secured Party.

Amendments.  Effective as of the Effective Time, the Note Documents are hereby amended so that each reference in the Security Documents or other Note Documents to the Secured Party shall mean and be a reference to the Successor Secured Party.

Fees.

The Borrower shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the Seller), on demand, a non-accountable amount of $150,000 (less $50,000 previously paid to Kelley Drye & Warren LLP) for all costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).

Disclosure of Transaction.

(a)On or before 9:00 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, the Purchaser shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching this Agreement and the forms of the other Transaction Documents (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Purchaser shall have disclosed all material, non-public information (if any) provided to the Seller by the Purchaser or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents.  In addition, effective upon the filing of the 8-K Filing, the Purchaser acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Purchaser, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Seller or any of its affiliates, on the other hand, relating to the transactions contemplated by the Transaction Documents, shall terminate.

(b)Except as may be required by this Agreement or the Shares or Purchaser Convertible Notes, the Purchaser shall not, and the Purchaser shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Seller with any material, non-public information regarding the Purchaser or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Seller (which may be granted or withheld in the Seller’s sole discretion).  To the extent that the Purchaser delivers any material, non-public information to the Seller without the Seller’s consent, other than as required by this Agreement or the Shares or Purchaser Convertible Notes, the Purchaser hereby covenants and agrees that the Seller shall not have any duty of confidentiality with respect to such material, non-public information.  Subject to the foregoing, neither the Purchaser, its Subsidiaries nor the Seller shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Purchaser shall be entitled, without the prior approval of the Seller, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable law and regulations.  Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Purchaser expressly acknowledges and agrees that the Seller shall not have (unless expressly agreed to by the Seller after the date hereof in a written definitive and binding agreement executed by the Purchaser and the Seller), any duty of confidentiality with respect to any material, non-public information regarding the Purchaser or any of its Subsidiaries.

Survival.

The representations and warranties of the Borrower, the Seller and the Purchaser contained in this Agreement shall survive the Closing (including, without limitation, delivery of and payment for the Amended and Restated Note and the Security Documents) and continue (i) indefinitely with respect to the representations and warranties of the Seller pursuant to Sections 3(g), 3(h) and 3(i) and the Purchaser pursuant to Sections 5(a), 5(b) and 5(c), and (ii) for a period of twelve months thereafter with respect to all other representations and warranties.  All covenants, obligations and agreements contained herein shall survive the Closing and continue in accordance with their terms.

Notices.

All communications hereunder will be in writing and effective only on receipt, and, (a) if sent to the Purchaser, will be delivered to it at 655 Madison Avenue, Suite 1900 New York, NY 10065, United States; (b) if sent to the Seller, will be delivered to it at 221 River Street, 9th Floor, Hoboken, NJ 07030, United States, with a copy (for informational purposes only) to: Kelley Drye & Warren LLP, 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, Attention:  Michael A.  Adelstein, Esq. and (c) if sent to the Borrower, will be delivered to it at 3000 Solandt Road, Ottawa, Ontario, K2K 2X2.

Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (excluding any purchasers of Shares from the Seller), and no other Person will have any right or obligation hereunder.  For the avoidance of doubt, nothing in this Agreement shall be deemed to confer any enforceable rights, nor establish any enforceable obligation or restrictions on any Person not a party to this Agreement.

Further Agreements.

  Each party hereto agrees to execute and deliver to the other parties such reasonable and appropriate additional documents, instruments or agreements (in form and substance reasonably satisfactory to the executing party) as may be necessary or appropriate to effectuate the purpose of this Agreement.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA APPLICABLE THEREIN, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Each of the parties hereto hereby irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement or any documents executed and delivered in connection herewith, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the Wilmington, Delaware;

consents that any such action or proceeding may be brought and maintained in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address determined in accordance with Section 12 of this Agreement;

agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

to the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim based on, or arising out of, under or in connection with this Agreement or any other documents executed and delivered in connection herewith, or any matter arising hereunder or thereunder.

Miscellaneous.

  This Agreement supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof.  This Agreement may not be changed, waived, discharged or terminated except by an affirmative written agreement made by the party against whom enforcement of the change, waiver, discharge or termination is sought.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof.

Counterparts; Electronic Signatures.

  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, DocuSign or other electronic transmission, or by sending a scanned copy (“pdf” or “tif”) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Personal Information Protection and Electronic Documents Act (Canada) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.  For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of the Amended and Restated Note.

Rules of Construction.

  For purposes of this Agreement: (a) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles in Canada as in effect from time to time, including International Financial Reporting Standards; (b) unless otherwise provided, references to any month, quarter or year refer to a calendar month, quarter or year; (c) references to any amount outstanding on any particular date mean such amount at the close of business on such day; (d) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section or Schedule are references to Sections and Schedules in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; and (h) references to any agreement refer to such agreement as from time to time amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

Payment Set Aside; Currency; Fractional Shares.

(a)

  To the extent that the Purchaser makes a payment or payments to the Seller hereunder or pursuant to any of the other Transaction Documents or the Seller enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Purchaser, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.  Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement and the other Transaction Documents are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Agreement and all other Transaction Documents shall be paid in U.S. Dollars.  All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Agreement, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation. The Purchaser shall not issue any fraction of a share of Common Stock pursuant to this Agreement.  If an issuance required hereunder would result in the issuance of a fraction of a share of Common Stock, the Purchaser shall round such fraction of a share of Common Stock up to the nearest whole share.

Judgment Currency.

(c)If for the purpose of obtaining or enforcing judgment against the Purchaser in connection with this Agreement or any other Transaction Document in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 20 referred to as the “Judgment Currency”) an amount due in US Dollars under this Agreement, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i)the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 20(a) being hereinafter referred to as the “Judgment Conversion Date”).

(d)If in the case of any proceeding in the court of any jurisdiction referred to in Section 20(a)(i) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(e)Any amount due from the Purchaser under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any other Transaction Document.

Entire Agreement.

(c)

This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Seller, the Purchaser, its Subsidiaries, their affiliates, the Borrower, its subsidiaries, their affiliates, and Persons acting on their behalf, including, without limitation, any transactions by the Seller with respect to Common Stock or the Shares, and the other matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein.  Except as specifically set forth herein or therein, neither the Purchaser, nor the Borrower nor the Seller makes any representation, warranty, covenant or undertaking with respect to such matters.  For clarification purposes, the Recitals are part of this Agreement.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Purchaser, the Borrower and the Seller and any amendment to any provision of this Agreement made in conformity with the provisions of this Section 21 shall be binding on each of the parties hereto.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  Neither Purchaser, nor the Borrower has, directly or indirectly, made any agreements with the Seller relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.  As a material inducement for the Seller to enter into this Agreement, (I) the Purchaser expressly acknowledges and agrees that (x) no due diligence or other investigation or inquiry conducted by the Seller, any of its advisors or any of its representatives shall affect the Seller’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Purchaser’s representations and warranties contained in this Agreement or any other Transaction Document and (y) unless a provision of this Agreement or any other Transaction Document is expressly preceded by the phrase “except as disclosed in the SEC Documents,” nothing contained in any of the SEC Documents shall affect the Seller’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Purchaser’s representations and warranties contained in this Agreement or any other Transaction Document and (II) the Borrower expressly acknowledges and agrees that (x) no due diligence or other investigation or inquiry conducted by the Seller, any of its advisors or any of its representatives shall affect the Seller’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Borrower’s representations and warranties contained in this Agreement or any other Transaction Document and (y) nothing contained in any of filing by Borrower with the SEC or any other Governmental Entity shall affect the Seller’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Borrower’s representations and warranties contained in this Agreement or any other Transaction Document.

Amended and Restated Agreement.

  It is the intent of the Parties that this Agreement shall, as of the date hereof, replace in its entirety the Original Agreement; provided, however, that with respect to the period of time from April 11, 2022 through the date hereof, the rights and obligations of the Parties shall be governed by the Original Agreement; and provided further, that each Party shall continue to remain liable and shall be responsible to the other applicable Parties for any breach or failure to comply with the Original Agreement prior to the date hereof.

Termination.

  In the event that the Closing shall not have occurred on or prior to the Business Day immediately following the Outside Date (as defined in the Transaction Agreement), then each of the parties hereto shall have the right to terminate its obligations under this Agreement with respect to itself at any time on or after the close of business on such date without liability of such party to any other party; provided, however, (i) the right to terminate this Agreement under this Section 23 shall not be available to such Person if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Person’s breach of this Agreement and (ii) no such termination shall affect any obligation of the Borrower under this Agreement to reimburse the Seller for the expenses described in Section 9 above. Nothing contained in this Section 23 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective offices, thereunto duly authorized, all as of the date first set forth above.

SELLER:

HT INVESTMENTS MA LLC

By:
Name: Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective offices, thereunto duly authorized, all as of the date first set forth above.

PURCHASER:

TILRAY BRANDS, INC.

By:
Name: Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective offices, thereunto duly authorized, all as of the date first set forth above.

BORROWER:

HEXO CORP.

By:
Name: Title: